Exhibit 2.1

                                                                EXECUTION COPY


                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                       BABCOCK & BROWN BRAVO HOLDINGS LLC,


                    BABCOCK & BROWN BRAVO ACQUISITION CORP.,


                 BABCOCK & BROWN BRAVO OPERATING PARTNERSHIP LP,


                        BNP RESIDENTIAL PROPERTIES, INC.


                                       AND


                 BNP RESIDENTIAL PROPERTIES LIMITED PARTNERSHIP


                           Dated as of August 31, 2006




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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I THE MERGER...........................................................2
         1.1      The Mergers..................................................2
         1.2      Time and Place of Closing....................................3
         1.3      Effective Times..............................................3
         1.4      Organizational Documents.....................................3
         1.5      Directors and Officers.......................................4
ARTICLE II MANNER OF CONVERTING SHARES.........................................4
         2.1      Conversion of Shares.........................................4
         2.2      Partnership Merger Consideration.............................5
         2.3      No Appraisal Rights..........................................6
         2.4      Conversion of Stock Options..................................6
         2.5      Termination of Dividend Reinvestment
                  and Stock Purchase Plan......................................7
ARTICLE III EXCHANGE PROCEDURES................................................7
         3.1      Paying Agent.................................................7
         3.2      Exchange Procedures with respect to Target
                  Common Stock.................................................7
         3.3      Exchange Procedures with respect to Target
                  OP Units.....................................................8
         3.4      Withholding Rights...........................................8
         3.5      Rights of Former Target Stockholders.........................9
         3.6      Termination of Exchange Fund.................................9
         3.7      No Liability.................................................9
         3.8      Additional Actions..........................................10
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF TARGET...........................10
         4.1      Organization, Standing and Power............................10
         4.2      Authority of Target; No Breach by Agreement.................10
         4.3      Capitalization..............................................12
         4.4      Target Subsidiaries.........................................14
         4.5      SEC Filings; Financial Statements...........................16
         4.6      Absence of Undisclosed Liabilities..........................16
         4.7      Absence of Certain Changes or Events........................17
         4.8      Tax Matters.................................................17
         4.9      Real Property...............................................21
         4.10     Environmental Matters.......................................25
         4.11     Compliance with Laws........................................26
         4.12     Labor Relations.............................................26
         4.13     Employee Benefit Plans......................................27
         4.14     Material Contracts..........................................29
         4.15     Legal Proceedings...........................................32
         4.16     Reports.....................................................32
         4.17     Inapplicability of Takeover Statutes, Rights
                  Agreement and Certain Charter and Bylaw Provisions..........32
         4.18     Regulatory Matters..........................................33
         4.19     INTENTIONALLY OMITTED.......................................33

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         4.20     Opinion of Financial Advisor................................33
         4.21     Investment Company Act of 1940..............................33
         4.22     Related-Party Transactions..................................33
         4.23     Insurance...................................................34
         4.24     Intellectual Property.......................................34
         4.25     Hart-Scott-Rodino Antitrust Improvements Act................35
         4.26     Internal Controls...........................................35
         4.27     Deficit Restoration Obligations, Adjusted Capital
                  Account Deficits and Capital Contribution Obligations.......36
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER.............................36
         5.1      Organization, Standing and Power............................36
         5.2      Authority; No Breach by Agreement...........................36
         5.3      Statements True and Correct.................................38
         5.4      Equity Commitment...........................................38
ARTICLE VI CONDUCT OF BUSINESS PENDING CONSUMMATION...........................38
         6.1      Affirmative Covenants of Target.............................38
         6.2      Negative Covenants of Target................................39
         6.3      Covenants of Buyer..........................................43
         6.4      Adverse Changes in Condition................................43
         6.5      Reports.....................................................44
ARTICLE VII ADDITIONAL AGREEMENTS.............................................44
         7.1      Proxy Statement; Stockholder Approval.......................44
         7.2      Other Offers, Etc...........................................45
         7.3      Consents of Regulatory Authorities..........................47
         7.4      Consents of Third Parties...................................48
         7.5      Agreement as to Efforts to Consummate.......................48
         7.6      Information and Confidentiality.............................48
         7.7      Press Releases..............................................49
         7.8      Employee Benefits and Contracts.............................49
         7.9      Indemnification; Directors' and Officers' Insurance.........50
         7.10     Stockholder Claims..........................................51
         7.11     Delisting...................................................51
         7.12     Takeover Statutes...........................................51
         7.13     Financing...................................................51
         7.14     Section 16 Matters..........................................52
         7.15     Transfer Taxes..............................................52
         7.16     Special Dividend............................................52
         7.17     Form of Election............................................53
ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE................54
         8.1      Conditions to Obligations of Each Party.....................54
         8.2      Conditions to Obligations of Buyer..........................55
         8.3      Conditions to Target's Obligation to Effect
                  the Merger..................................................55
ARTICLE IX TERMINATION........................................................56
         9.1      Termination.................................................56
         9.2      Effective Termination; Certain Fees and Expenses............58

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         9.3      Non-Survival of Representations and Covenants...............59
ARTICLE X MISCELLANEOUS.......................................................59
         10.1     Definitions.................................................59
         10.2     Brokers and Finders.........................................70
         10.3     Entire Agreement............................................71
         10.4     Amendments..................................................71
         10.5     Waivers.....................................................71
         10.6     Assignment..................................................72
         10.7     Notices.....................................................72
         10.8     Governing Law...............................................73
         10.9     Counterparts................................................73
         10.10    Captions; Articles and Sections.............................73
         10.11    Interpretations.............................................73
         10.12    Enforcement of Agreement....................................73
         10.13    Severability................................................74


Exhibit A - Form of Guarantee

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                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of August 31, 2006, by and between Babcock & Brown Bravo Holdings LLC ("Buyer"), a Delaware limited liability company, Babcock & Brown Bravo Acquisition Corp. ("Buyer Acquisition Entity"), a Maryland corporation, Babcock & Brown Bravo Operating Partnership LP ("Buyer Operating Partnership"), a Delaware limited partnership, BNP Residential Properties, Inc. ("Target"), a Maryland corporation, and BNP Residential Properties Limited Partnership ("Target Operating Partnership"), a Delaware limited partnership.


                                    Preamble


         WHEREAS, it is proposed that Target shall merge (the "Merger") with and into Buyer Acquisition Entity with Buyer Acquisition Entity surviving in accordance with the Maryland General Corporation Law (the "MGCL"), pursuant to which each of the issued and outstanding common shares of common stock, par value $0.01 per share, of Target, together with the associated preferred stock purchase rights granted pursuant to the Rights Agreement, dated as of March 18, 1999 (as amended, the "Rights Agreement"), between Target and First Union National Bank as Rights Agent (together, the "Target Common Stock"), shall be converted into the right to receive the Common Stock Price Per Share (as defined herein) upon the terms and subject to the conditions provided herein;


         WHEREAS, it is proposed that Buyer Operating Partnership shall merge with and into Target Operating Partnership (the "OP Merger" and collectively with the Merger, the "Mergers"), with Target Operating Partnership surviving in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended ("DRULPA"), pursuant to which each unit of partnership interest in Target Operating Partnership, together with the associated preferred unit purchase rights granted pursuant to Article 16 of the Target OP Agreement (as defined herein) (together, a "Target OP Unit") that is not owned by Target shall be converted into the right to receive the Partnership Merger Consideration;


         WHEREAS, the Board of Directors of the Target adopted a resolution declaring that the Merger, this Agreement and the other transactions contemplated by this Agreement are advisable and in the best interests of Target and directing that the Merger be submitted for consideration at a meeting of the stockholders of Target;


         WHEREAS, the Board of Directors of the Target, on behalf of Target as the general partner of Target Operating Partnership, has determined that the OP Merger, this Agreement and the other transactions contemplated by this Agreement are advisable and in the best interest of Target Operating Partnership and voted to approve this Agreement and the transactions contemplated hereby;


         WHEREAS, as an inducement to the Buyer entering into this Agreement and incurring the obligations set forth herein, simultaneously with the execution and delivery of this Agreement, certain officers and directors of Target and certain limited partners of Target Operating Partnership are each entering into a Voting Agreement (a "Voting Agreement")

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relating to shares of Target Common Stock and Target OP Units (Common), as
applicable, held by such officers and directors and limited partners; and


         WHEREAS, the Parties hereto intend that for federal income tax purposes and, where applicable, state income tax purposes, the Merger will be treated as a taxable sale by Target of all of Target's assets to Buyer Acquisition Entity in exchange for the Merger Consideration to be paid to the holders of Target Common Stock and the assumption of all of Target's liabilities, followed by a distribution of such Merger Consideration to the holders of Target Common Stock in liquidation of Target pursuant to Section 331 of the Code and Section 562 of the Code, and that this Agreement shall constitute a "plan of liquidation" of Target for federal income tax purposes;


         WHEREAS, concurrently with the execution of the this Agreement, Buyer has delivered to Target a guarantee of the obligations arising under this Agreement of Buyer, Buyer Acquisition Entity and Buyer Operating Partnership executed by Babcock & Brown International Pty Ltd, in the form attached as Exhibit A to this Agreement (the "Guarantee").


         WHEREAS, the Parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger.


         Certain capitalized terms used in this Agreement are defined in Section
10.1 of this Agreement.


         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

1.1      The Mergers

         (a) Subject to the terms and conditions of this Agreement, at the Merger Effective Time, Target shall be merged with and into Buyer Acquisition Entity in accordance with the provisions of Section 3-102 of the MGCL and with the effect provided in Section 3-114 of the MGCL, and the separate existence of Target shall cease. Buyer Acquisition Entity shall be the surviving corporation resulting from the Merger (the "Surviving Corporation") and shall continue to be governed by the Laws of the State of Maryland.

         (b) Subject to the terms and conditions of this Agreement, immediately prior to the Merger Effective Time, Buyer Operating Partnership shall be merged with and into Target Operating Partnership in accordance with the DRULPA, and the separate existence of Buyer Operating Partnership shall cease. Target Operating Partnership shall be the surviving partnership resulting from the OP Merger (the "Surviving Partnership") and shall continue to be governed by the Laws of the State of Delaware.

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1.2      Time and Place of Closing

         The closing of the Mergers (the "Closing") will take place at 10:00 a.m., Eastern Time, on a date to be specified by the Parties, which date will be no later than five (5) Business Days following the satisfaction (or waiver, to the extent permitted by Law) of the conditions set forth in Article VIII, other than such conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment (or waiver, to the extent permitted by Law) of those conditions to be satisfied at the Closing, or at such other time as the Parties, acting through their authorized officers, may mutually agree in writing; provided, however, that Buyer shall not be obligated to effect the Merger and consummate the transactions contemplated hereby prior to June 30, 2007 if Target shall not have received any of the Consents set forth on Section 4.2(c)(ii) of the Target Disclosure Memorandum on terms satisfactory to Buyer, in its sole and absolute discretion, or if any Consent received prior to such date shall no longer be in full force and effect. The Closing shall be held at such location as may be mutually agreed upon by the Parties. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

1.3      Effective Times

         (a) On the Closing Date, Target and Buyer Acquisition Entity shall execute and file articles of merger, in such form as is required by the relevant provisions of the MGCL (the "Articles of Merger") in accordance with, and shall make all other filings or recordings and take all such other action required with respect to the Merger under, the MGCL. Unless Target and Buyer agree otherwise, the Merger shall become effective when the Articles of Merger have been accepted for record by the State Department of Assessments and Taxation of Maryland or at such other time specified in the Articles of Merger (the "Merger Effective Time"), it being understood that the parties shall cause the Merger Effective Time to occur as soon as practicable after the Closing.

         (b) On the Closing Date, prior to the Merger Effective Time, Target Operating Partnership and Buyer Operating Partnership shall execute and file the certificate of merger with respect to the OP Merger, in such form as required by the relevant provisions of the DRULPA (the "LP Certificate of Merger"), and shall make all other filings or recordings and take all such other action required with respect to the OP Merger under the DRULPA. Unless Target and Buyer otherwise agree, the OP Merger shall become effective when the LP Certificate of Merger has been accepted for record with the Delaware Secretary of State or at such other time specified in the LP Certificate of Merger (the "Partnership Merger Effective Time"), it being understood that the parties shall cause the Partnership Merger Effective Time to occur prior to the Merger Effective Time.

1.4      Organizational Documents

         (a) The Charter of Buyer Acquisition Entity in effect immediately prior to the Merger Effective Time shall be charter of the Surviving Corporation until duly amended or repealed. The Bylaws of Buyer Acquisition Entity in effect immediately prior to the Merger Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

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         (b) The agreement of limited partnership of Target Operating
Partnership shall continue to be the agreement of limited partnership of the Surviving Partnership following the Partnership Merger Effective Time until further amended in accordance with the DRULPA. The certificate of limited partnership of Target Operating Partnership shall continue to be the certificate of limited partnership of the Surviving Partnership following the Partnership Merger Effective Time until further amended in accordance with the DRULPA.

1.5      Directors and Officers

         (a) The directors of Buyer Acquisition Entity immediately prior to the Merger Effective Time shall be the directors of the Surviving Corporation from and after the Merger Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws of the Surviving Corporation.

         (b) The officers of Buyer Acquisition Entity immediately prior to the Merger Effective Time shall serve as the officers of the Surviving Corporation from and after the Merger Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws of the Surviving Corporation.

                                   ARTICLE II

                           MANNER OF CONVERTING SHARES

2.1      Conversion of Shares

         Subject to the provisions of this Article II, at the Merger Effective Time, by virtue of the Merger and without any action on the part of Buyer Acquisition Entity or Target or the stockholders of any of the foregoing:

         (a) Each share of common stock of Buyer Acquisition Entity issued and outstanding immediately prior to the Merger Effective Time shall continue to be one issued and outstanding share of common stock of the Surviving Corporation.

         (b) Each share of Target Common Stock (other than any Cancelled Shares (as defined in Section 2.1(c))) issued and outstanding immediately prior to the Merger Effective Time shall be converted automatically into the right to receive a cash payment in the amount of $24.00 without interest and less any applicable amounts required to be withheld in accordance with Section 3.4 with respect to such payment (such sum, the "Common Stock Price Per Share"), payable upon surrender of the certificate of Target Common Stock formerly representing such share. All such shares of Target Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Common Stock Price Per Share to be paid in consideration therefor upon the surrender of such certificates in accordance with this Section 2.1(b), without interest.

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         (c) Each share of Target Common Stock issued and outstanding and owned, directly or indirectly, by Buyer or Buyer Acquisition Entity immediately prior to the Merger Effective Time or held by the Target (collectively, the "Cancelled Shares") shall be cancelled automatically and shall cease to exist, without payment of any consideration being made in respect thereof.

         (d) If, at any time during the period between the date of this Agreement and the Merger Effective Time, any change in the outstanding Target Common Stock shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (it being understood that the right of Target to effect the foregoing shall be subject to Section 6.2), the Common Stock Price Per Share shall be equitably adjusted to reflect such change.

2.2      Partnership Merger Consideration

         (a) At the Partnership Merger Effective Time, by virtue of the OP Merger and without any further action on the part of the Parties, each OP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time that is owned by Target (the "Cancelled OP Units") shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

         (b) At the Partnership Merger Effective Time, by virtue of the OP Merger and without any further action on the part of the Parties, each OP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time, other than OP Units cancelled pursuant to Section 2.2(a), shall automatically be converted into the right to receive cash in an amount equal to the Common Stock Price Per Share. Notwithstanding the foregoing, if Buyer delivers a notice (an "Election Notice") to Target that it intends to offer holders of Target OP Units an opportunity to elect to (i) retain common units ("Continuing Units") in the Surviving Partnership with terms that are substantially the same as the Target OP Units, or (ii) receive a new class of preferred units ("Preferred Units") in the Surviving Partnership with terms specified by Buyer, then if any holder of Target OP Units qualifies as an "accredited investor" (within the meaning of Section 501 of Regulation D promulgated under the Securities Act) and has previously submitted to Buyer a Form of Election in accordance with the procedures and time periods specified in
Section 7.17 hereof (the "Election"), then, in lieu of the right to receive cash in an amount equal to the Common Stock Price Per Share, such holder's Target OP Units shall be converted into Continuing Units or Preferred Units, as specified by such holder in its Form of Election. At least ten (10) Business Days prior to the date that Target determines in good faith is the date that it intends to mail the Proxy Statement, Target shall deliver a written notice to Buyer specifying such intended mailing date. Buyer shall deliver the Election Notice at least five (5) Business Days prior to the date specified by Target as its intended date for mailing the Proxy Statement.

         (c) At the Partnership Merger Effective Time, by virtue of the OP Merger and without any further action on the part of the Parties, (i) the general partner interest in Buyer Operating Partnership shall be automatically converted into the general partner interest in the Surviving Partnership and shall constitute the only outstanding general partner interest in the

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Surviving Partnership and (ii) the limited partner interest in Buyer Operating
Partnership shall automatically be converted into a limited partner interest in the Surviving Partnership and shall constitute the only outstanding limited partner interest in the Surviving Partnership unless any holders of Target OP Units make an Election to receive Continuing Units or Preferred Units.

(d) If, at any time during the period between the date of this Agreement and the Partnership Merger Effective Time, any change in the outstanding OP Units shall occur as a result of any reclassification, recapitalization, unit split (including a reverse unit split) or combination, exchange or readjustment of units, or any unit dividend or unit distribution with a record date during such period (it being understood that the right of Target to effect the foregoing shall be subject to section 6.2), the Partnership Merger Consideration shall be equitably adjusted to reflect such change.

2.3      No Appraisal Rights

         The holders of Target Common Stock and Target OP Units shall not be entitled to appraisal or similar rights as a result of the Merger.

2.4      Conversion of Stock Options

         (a) Prior to the Merger Effective Time, Target shall take such actions as may be necessary so that each stock option, stock purchase right, any other similar right to acquire shares of Target Common Stock, or any other right to receive payment with respect to an award (the "Existing Target Options") issued under the BNP Residential Properties, Inc. Amended and Restated 1994 Stock Option and Incentive Plan (the "Stock Option Plan"), or under any agreement to which Target or any Target Subsidiary is a party, is fully vested (to the extent not otherwise vested) at the Merger Effective Time. At the Merger Effective Time, (i) each holder of an Existing Target Option shall be entitled to receive a cash payment, without interest and less applicable withholding taxes, equal to the amount, if any, by which the Common Stock Price Per Share exceeds the per share exercise or purchase price of such Existing Target Option multiplied by the number of shares of Target Common Stock subject to such Existing Target Option, and (ii) each Existing Target Option shall be canceled at the Merger Effective Time. Notwithstanding the foregoing, if the exercise price per share provided for in any Existing Target Option equals or exceeds the Common Stock Price Per Share, no cash shall be paid with regard to such Existing Target Option to the holder of such Existing Target Option. Prior to the Merger Effective Time, Buyer and Target shall establish a procedure to effect the surrender of Existing Target Options contemplated by this Section 2.4(a).

         (b) In connection with the Merger, as of the Merger Effective Time, any restrictions with respect to outstanding restricted shares awarded under the Stock Option Plan shall terminate or lapse. After such restrictions terminate or lapse, the shares relating thereto shall be automatically converted into the right to receive the Common Stock Price per Share on the terms and conditions set forth in the applicable sections of this Article II.

         (c) As of the Merger Effective Time, (i) the Stock Option Plan shall terminate, (ii) all awards issued under such Stock Option Plan shall be terminated and (iii) no holder of an Existing Target Option or any participant in such Stock Option Plan shall have any right thereunder to

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acquire any securities of Target, the Surviving Corporation or any Subsidiary
thereof or receive any payment or benefit with respect to any award previously granted under the Stock Option Plan except as provided in Section 2.4(a).

2.5      Termination of Dividend Reinvestment and Stock Purchase Plan

         Target shall terminate its Dividend Reinvestment and Stock Purchase Plan (the "DRIP"), effective prior to the Merger Effective Time, and ensure that no purchase or other rights under the DRIP enable the holder of any such rights to acquire any interest in the Surviving Corporation, Buyer or Buyer Acquisition Entity as a result of such purchase or exercise of such rights at or after the Merger Effective Time. Target has taken all necessary and appropriate action to ensure that no additional shares of Target Common Stock shall be issued under the DRIP following execution of this Agreement.

                                  ARTICLE III

                               EXCHANGE PROCEDURES

3.1      Paying Agent

         Prior to the Partnership Merger Effective Time, Buyer shall designate a bank or trust company to act as agent (the "Paying Agent") for the payment of the Common Stock Price Per Share upon surrender of certificates formerly representing issued and outstanding shares of Target Common Stock (other than Cancelled Shares) and surrender of Target OP Units (other than Cancelled OP Units) and payment in respect of Existing Target Options upon surrender and cancellation of Existing Target Options, in each case without interest thereon (the "Exchange Fund"). Promptly following the Partnership Merger Effective Time, the Surviving Corporation shall provide to the Paying Agent cash in an amount sufficient to make the cash payments referred to in this Section 3.1.

3.2      Exchange Procedures with respect to Target Common Stock

         (a) As promptly as practicable after the Merger Effective Time (but in no event later than five (5) Business Days), Buyer shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (each, a "Certificate") that immediately prior to the Merger Effective Time represented outstanding shares of Target Common Stock whose shares were converted into the right to receive the Common Stock Price Per Share pursuant to section 2.1(b) (the "Merger Consideration"): (i) a letter of transmittal (a "Letter of Transmittal") which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonable specify; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

         (b) Upon surrender of Certificates for cancellation to the Paying Agent, together with a Letter of Transmittal, duly executed, and any other documents reasonably required by the Paying Agent or Surviving Corporation, (i) the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 2.1(b); and (ii) the Certificate

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so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 3.2, each such Certificate shall be deemed at any time after the Merger Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration.

         (c) In the event of a transfer of ownership of Target Common Stock that is not registered in the transfer records of Target, the Merger Consideration shall be paid to a transferee if (i) the Certificate representing such Target Common Stock is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and (ii) such transferee shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate or establish to the satisfaction of the Paying Agent and the Surviving Corporation that such tax has been paid or is not applicable.

3.3      Exchange Procedures with respect to Target OP Units

         (a) As promptly as practicable after the Partnership Merger Effective Time (but in no event later than five (5) Business Days), Buyer shall cause the Paying Agent to mail to each holder of Target OP Units registered on the transfer books of Target Operating Partnership immediately prior to the Partnership Merger Effective Time (i) a letter of transmittal (a "Unitholder Letter of Transmittal") which shall certify to the Buyer and to the Paying Agent the number of Target OP Units held by such holder and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify; and (ii) instructions for use in effecting the delivery of the Unitholder Letter of Transmittal in order to receive the consideration specified in Section 2.2(b) (the "Partnership Merger Consideration").

         (b) Upon delivery of a Unitholder Letter of Transmittal, duly executed, and any other documents reasonably required by the Paying Agent or the Surviving Corporation, the holder of the Target OP Units identified in such Unitholder Letter of Transmittal shall be entitled to receive the Partnership Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 2.2(b).

         (c) In the event of a transfer of ownership of Target OP Units which is not registered in the transfer records of Target Operating Partnership, the Partnership Merger Consideration shall be paid to a transferee if (i) such transferee delivers a Unitholder Letter of Transmittal in accordance with
Section 3.3(a) and (ii) such transferee shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Target OP Unit or establish to the satisfaction of the Paying Agent and the Surviving Partnership that such tax has been paid or is not applicable.

3.4      Withholding Rights

         Target, Target Operating Partnership, Buyer, Surviving Corporation, Surviving Partnership or Paying Agent, as applicable, shall be entitled to deduct and withhold, from the consideration otherwise payable pursuant to
Article II to any former holder of shares of Target Common Stock or Target OP Units, such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so


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withheld by Target, Target Operating Partnership, Buyer, Surviving Corporation,
Surviving Partnership or Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Target Common Stock or Target OP Units in respect of which such deduction and withholding was made.

3.5      Rights of Former Target Stockholders

         (a) The Merger Consideration paid upon the surrender for exchange of the Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Target Common Stock and, after the Merger Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the shares of Target Common Stock. If, after the Merger Effective Time, Certificates are presented to the Surviving Corporation, for any reason, they shall be canceled and exchanged as provided in this Article III.

         (b) The Partnership Merger Consideration paid with respect to the Target OP Units in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Target OP Units and, after the Partnership Merger Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Partnership of the Target OP Units.

3.6      Termination of Exchange Fund

         Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former holders of Target Common Stock or Target OP Units on the first anniversary of the Merger Effective Time shall be delivered to the Buyer upon demand, and any former holders of Target Common Stock or Target OP Units who have not theretofore received any applicable Merger Consideration or Partnership Merger Consideration, as applicable, to which they are entitled under this Article III shall thereafter look only to the Surviving Corporation or the Surviving Partnership, as applicable, for payment of their claims with respect thereto.

3.7      No Liability

         Any other provision of this Agreement notwithstanding, neither Buyer, Buyer Acquisition Entity nor Buyer Operating Partnership shall be liable to any former holder of Target Common Stock or Target OP Units for any amount properly paid or property properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of any such securities immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any governmental authority, shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation or the Surviving Partnership, as applicable, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

3.8      Additional Actions

         If, at any time after the Merger Effective Time, Buyer shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other documents, actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation or the Surviving Partnership its right, title or interest in, to or under any of the rights, properties or assets of the Parties or otherwise to carry out this Agreement, the officers of the Surviving Corporation and the Surviving Partnership shall be authorized to execute and deliver, in the name and on behalf of the Parties, all such deeds, bills of sale, assignments, assurances and other documents and to take and do, in the name and on behalf of the Parties, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or the Surviving Partnership or otherwise to carry out this Agreement.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF TARGET


         Target and Target Operating Partnership hereby represent and warrant to Buyer, Buyer Acquisition Entity and Buyer Operating Partnership as follows:

4.1      Organization, Standing and Power

         Target is a corporation and Target Operating Partnership is a limited partnership, in each case, duly organized, validly existing, and in good standing under the Laws of the State of Maryland and the State of Delaware, respectively. Each of Target and Target Operating Partnership has the requisite power (corporate, limited partnership or otherwise) and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each of Target and Target Operating Partnership are duly qualified or licensed to transact business as a foreign corporation or limited partnership, respectively, in good standing in the states of the United States and foreign jurisdictions where the ownership of its property, character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed has not had and is not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. Target has made available to Buyer, prior to the date of this Agreement, a true and complete copy of Target's Charter and Bylaws, and Target Operating Partnership has made available to Buyer, prior to the date of this Agreement, a true and complete copy of its organizational documents. Such Charter, Bylaws and organizational documents are in full force and effect. Target is not in violation of any provision of its Charter or Bylaws, and Target Operating Partnership is not in violation of any provision of its organizational documents.

4.2      Authority of Target; No Breach by Agreement

         (a) Target has the corporate power and authority necessary to execute, deliver and, other than with respect to the Merger, perform this Agreement and with respect to the Merger, subject to obtaining the approval of the Merger by the affirmative vote of the holders of such percentage of the then outstanding shares of Target Common Stock as required by the MGCL and the Charter of Target, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Target Operating Partnership has the power and authority necessary to execute, deliver and, other than with respect to the OP Merger, perform this Agreement and with respect to the OP Merger, subject to obtaining the approval of the OP Merger by the affirmative vote of the holders of such percentage of the then outstanding Target OP Units as required by the DRULPA and the Target OP Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and each instrument required hereby to be executed and delivered by Target, Target Operating Partnership or any Target Subsidiary prior to or at the Merger Effective Time and the consummation of the transactions contemplated herein, including the Merger and the OP Merger, have been duly and validly authorized by the Board of Directors of Target (including, with respect to the OP Merger, on behalf of Target in its capacity as the general partner of the Target Operating Partnership) and, except for obtaining the Requisite Target Vote, no other action on the part of Target or Target Operating Partnership is necessary to authorize the execution, delivery and performance by Target or Target Operating Partnership of this Agreement and the consummation by Target, Target Operating Partnership or any Target Subsidiary of the transactions contemplated herein. This Agreement has been duly executed and delivered by Target and Target Operating Partnership and, assuming this Agreement constitutes the legal, valid and binding obligation of Buyer, Buyer Acquisition Entity and Buyer Operating Partnership, is a legal, valid, and binding obligation of Target and Target Operating Partnership, enforceable against each of them in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) The Board of Directors of Target has (i) determined that the Merger, this Agreement and the other transactions contemplated by this Agreement are advisable and in the best interests of Target, (ii) approved the Merger, this Agreement and the other transactions contemplated by this Agreement including, on behalf of Target in its capacity as the general partner of the Target Operating Partnership, the OP Merger, (iii) resolved to recommend that the stockholders of Target vote to approve the Merger and this Agreement and
(iv) adopted resolutions approving the Merger and all of the other actions and transactions contemplated by this Agreement.

         (c) Neither the execution and delivery of this Agreement by Target, nor the consummation by Target or any Target Subsidiary of the transactions contemplated hereby (including the OP Merger), nor compliance by Target and each Target Subsidiary (to the extent applicable thereto) with any of the provisions hereof or of any instrument required to be executed and delivered by Target or any Target Subsidiary prior to or at the Merger Effective Time, will (i) conflict with or result in a breach of any provision of Target's Charter or Bylaws or any similar organizational document of any Target Subsidiary or any Order applicable to Target or any Target Subsidiary or any of their respective Assets, or (ii) except as disclosed in Section 4.2(c)(ii) of the Target Disclosure Memorandum, constitute or result in a Default or any increased cost or loss of benefit to Target or any Target Subsidiary under, trigger any put, call, right of first refusal, right of first offer, "tag-along" or similar right under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Target or any Target Subsidiary under, any Contract or Permit of Target or any Target Subsidiary where such Default or Lien, or any failure to obtain such Consent will have or is reasonably likely to (x) prevent or materially delay Target from performing its obligations under this Agreement or taking any action necessary to consummate the transactions contemplated hereby or (y) have, individually or in the aggregate, a Target Material Adverse Effect, or (iii) assuming that all consents, approvals, authorizations and other actions described in Section 4.2(d) have been obtained and all filings and obligations described in Section 4.2(d) have been made, except as disclosed in Section 4.2(c)(iii) of the Target Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, any Law applicable to Target or any Target Subsidiary or any of their respective Assets, where such Default, or any failure to obtain such Consent, will have or is reasonably likely to (x) prevent or materially delay Target from performing its obligations under this Agreement or taking any action necessary to consummate the transactions contemplated hereby or (y) have, individually or in the aggregate, a Target Material Adverse Effect.

         (d) No notice to, filing, recordation, declaration or registration with, action by or in respect of, or Consent of, any Regulatory Authority is necessary for the execution and delivery of this Agreement by Target, the consummation by Target of the Merger and the other transactions contemplated in this Agreement and the compliance by Target with the applicable provisions of this Agreement other than (i) any filings required by Securities Laws, (ii) the filing with the SEC and AMEX of the Proxy Statement (as defined in Section 7.1(a)), (iii) the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland and the filing of the LP Certificate of Merger with the Secretary of State of the State of Delaware, (iv) notices to or filings with the United States Internal Revenue Service ("IRS") or the Pension Benefit Guaranty Corporation with respect to any Employee Benefit Plan sponsored or maintained by Target or a Target Subsidiary, (v) compliance with applicable requirements of state securities or "blue sky" Laws and the rules and regulations of the AMEX and (vi) notices, filings, recordations, declarations, registrations and actions that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to result in a Target Material Adverse Effect or prevent or materially delay the Target from consummating the transactions contemplated hereby.

4.3      Capitalization

         (a) The total number of shares of authorized stock of Target is 110,000,000 shares, which consists of (i) 100,000,000 shares of Target Common Stock, of which 10,468,177 shares are issued and outstanding as of the date of this Agreement (of which (A) 205,000 shares represent restricted stock awards granted under the Stock Option Plan and (B) 14,423 shares represent shares issued pursuant to the DRIP on August 15, 2006), and (ii) 10,000,000 shares of preferred stock (par value $0.01 per share), of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of stock of Target are, and all shares of Target Common Stock reserved for issuance as noted in subsection (b) below shall be, when issued in accordance with the terms thereof, (i) issued in compliance with all applicable Laws and not in violation of any preemptive or similar rights and (ii) duly authorized, validly issued, fully paid and nonassessable under the MGCL. No shares of stock of Target are held by any Target Subsidiary.

         (b) As of the date of this Agreement, (i) 1,095,656 shares of Target Common Stock are reserved for future issuance pursuant to the Stock Option Plan of which 263,000 shares are subject to options outstanding as of the date of this Agreement, (ii) 2,608,693 shares of Target Common Stock are reserved for future issuance at the Target's option upon redemption of Target OP Units outstanding as of the date of this Agreement, and (iii) except as described in this Section 4.3 or as disclosed in Section 4.3(b) of the Target Disclosure Memorandum, no other shares of Target Common Stock or other capital stock of Target are, or are required to be, reserved for issuance. Except as noted therein, Section 4.3(b) of the Target Disclosure Memorandum sets forth a complete and correct list as of the date of this Agreement of (i) the name of each holder of restricted shares, stock options or other awards issued pursuant to the Stock Option Plan, (ii) the number of restricted shares, stock options or other awards issued pursuant to the Stock Option Plan, (iii) the dates on which such restricted shares, stock options or other awards issued pursuant to the Stock Option Plan were granted and (iv) the exercise price of each outstanding stock option or other award. Target does not have any stock option and other stock-based compensation plans pursuant to which any Person has any right or privilege capable of becoming a Contract or Equity Right for the purchase, subscription or issuance of any securities of Target.

         (c) As of the date of this Agreement, 13,076,870 Target OP Units (Common) are outstanding, of which 2,608,693 Target OP Units (Common) are not owned by Target as of the date of this Agreement. All such Target OP Units (Common) were duly and validly issued are fully paid and nonassessable under the DRULPA and are not subject to preemptive or similar rights and any capital contributions required to be made by the holders thereof have been made. No Target OP Units (Preferred) of the Target Operating Partnership are outstanding as of the date of this Agreement. As of the date of this Agreement, 10,468,177 of Target OP Units are owned by Target and the remainder is owned by the Persons and in amounts set forth in Section 4.3(c) of the Target Disclosure Memorandum. None of the outstanding Target OP Units have been issued in violation of any preemptive or similar rights under applicable Law, the Target OP Agreement or any Contract to which either Target or the Target Operating Partnership is a party or by which either is bound. Target is the sole general partner of the Target Operating Partnership. Pursuant to the Target OP Agreement, Target OP Units (Common) may be redeemed for cash or (at the option of Target) shares of Target Common Stock at a rate of one share of Target Common Stock for each Target OP Unit (Common). As of the date of this Agreement, no notice has been received by Target or Target Operating Partnership of the exercise of the redemption rights associated with any of the outstanding Target OP Units (Common). Except as set forth in Section 4.3(c) of the Target Disclosure Memorandum, neither Target nor any Target Subsidiary has issued or granted, and is not a party to any outstanding commitments of any kind relating to or any presently effective agreements or understandings with respect to, issuing Equity Rights in the Target Operating Partnership or securities convertible into Equity Rights in the Target Operating Partnership, except for those that are issuable to Target or a wholly owned Target Subsidiary. Except as noted in Section 4.3(c) of the Target Disclosure Memorandum, the Target OP Units owned by Target and, as of the date of this Agreement, to the Knowledge of Target, the Target OP Units owned by the limited partners of Target Operating Partnership, are subject only to the restrictions on transfer set forth in the Target OP Agreement and those imposed by applicable securities law. The Target OP Units are uncertificated. After giving effect to the OP Merger, unless any holders of Target OP Units make an Election to receive Continuing Units or Preferred Units, the Target Operating

Partnership will be wholly owned by the Surviving Corporation and its wholly owned Subsidiaries.

         (d) Except as set forth in subsections (a), (b) and (c) above: (i) Target does not have any shares issued or outstanding, other than shares of Target Common Stock that have become outstanding after August 31, 2006 pursuant to the exercise of outstanding options to purchase shares of Target Common Stock which had been outstanding on August 31, 2006 or the redemption of Target OP Units (Common) (and that had been reserved for issuance as set forth in Section 4.3(b)) and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities or other similar rights, agreements or commitments relating to the issuance of shares in Target to which Target or any Target Subsidiary is a party obligating Target or any Target Subsidiary to (A) issue, transfer or sell any shares, voting securities or other equity interests of Target or any Target Subsidiary or securities convertible or exercisable into, or exchangeable for, such shares, voting securities or equity interests or (B) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable securities or other similar right, agreement, arrangement or commitment to repurchase.

         (e) Except as disclosed in Section 4.3(e) of the Target Disclosure Memorandum, there are no voting trusts, proxies, registration rights agreements, or other agreements, commitments, arrangements or understandings of any character by which Target or any Target Subsidiary is bound with respect to voting of any shares of stock or other Equity Rights of Target or any Target Subsidiary or with respect to the registration of the offering, sale or delivery of any shares of stock or other Equity Rights of Target or any Target Subsidiary under the Securities Act.

         (f) Except as set forth in Section 4.3(f) of the Target Disclosure Memorandum, there are no obligations, contingent or otherwise, of Target to repurchase, redeem or otherwise acquire any Target Common Stock or other stock or Equity Rights of Target, or the stock or other Equity Rights of any Target Subsidiary.

         (g) Except as set forth in Section 4.3(g) of the Target Disclosure Memorandum, all dividends or distributions on securities of Target or any Target Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full.

         (h) Except for any shares issuable pursuant to the redemption of any Target OP Units and any outstanding awards to acquire shares of Target Common Stock under the Stock Option Plan, neither Target nor any Target Subsidiary has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into, exchangeable or exercisable for securities having the right to vote) with the stockholders of Target on any matter.

4.4      Target Subsidiaries

         (a) Section 4.4(a) of the Target Disclosure Memorandum sets forth a complete and accurate list of each Target Subsidiary as of the date of this Agreement, and sets forth, for each Target Subsidiary, (i) its name and jurisdiction of incorporation or organization, (ii) the type of and percentage interest held by Target in such Subsidiary and the names of and percentage interest held by the other interest holders, if any, in such Subsidiary, and (iii) any loans from Target to, or priority payments due to Target from, such Subsidiary, and the rate of return thereon. Except as disclosed in Section 4.4(a) of the Target Disclosure Memorandum, Target or one of its Subsidiaries owns all of the issued and outstanding shares of stock (or other Equity Rights) of each Target Subsidiary. Except as disclosed in Section 4.4(a) of the Target Disclosure Memorandum, no stock (or other Equity Rights) of any Target Subsidiary is or may become required to be issued (other than to Target or another wholly owned Target Subsidiary) by reason of any Equity Rights, and there are no Contracts by which any Target Subsidiary is bound to issue (other than to Target or another Target Subsidiary) additional shares of its stock (or other equity interests) or Equity Rights or by which Target or any Target Subsidiary is or may be bound to transfer any shares of the stock (or other equity interests) of any Target Subsidiary (other than to Target or another Target Subsidiary). Except as disclosed in Section 4.4(a) of the Target Disclosure Memorandum, there are no Contracts relating to the rights of Target or any Target Subsidiary to vote or to dispose of any shares of the stock (or other equity interests) of any Target Subsidiary. Except as noted in Section 4.4(a) of the Target Disclosure Memorandum, all of the shares of stock (or other equity interests) of each Target Subsidiary held by Target or a Target Subsidiary have been issued in compliance with applicable Law and not in violation of any preemptive or similar rights and are duly authorized, validly issued, fully paid, nonassessable and owned by Target or a Target Subsidiary free and clear of any material Lien. Except as disclosed in Section 4.4(a) of the Target Disclosure Memorandum, each Target Subsidiary is a corporation, limited liability company, limited partnership or limited liability partnership, and each such Subsidiary is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the power (corporate or otherwise) and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted, except where such failure is not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. Each Target Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the ownership of its property, the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. Target has made available to Buyer, prior to the date of this Agreement, true and complete copies of the organizational documents of each Target Subsidiary. Such organizational documents are in full force and effect. No Target subsidiary is in violation of any provision of its applicable organizational documents.

         (b) Except for interests in Target Subsidiaries and except as set forth in Section 4.4(b) of the Target Disclosure Memorandum, neither Target nor any of the Target Subsidiaries owns directly or indirectly any interest or investment that constitutes 1% or more of the voting securities or equity value of any corporation, partnership, limited liability company, joint venture, business, trust or entity (other than investments in short-term securities). With respect to such interest or investment, Section 4.4(b) of the Target Disclosure Memorandum sets forth the direct or indirect ownership interest percentage of Target or any Target Subsidiary in any such corporation, partnership, limited liability company, joint venture, business, trust or entity and the ownership interest percentage and contributed capital, and the preferred return percentage and accumulated preferred return, if any, of each Person in such corporation, partnership, limited liability company, joint venture, business, trust or entity to the extent not wholly owned by Target or any Target Subsidiary.

4.5      SEC Filings; Financial Statements

         (a) Target has timely filed or furnished and made available to Buyer all SEC Documents filed or furnished by Target since January 1, 2003 (including any SEC Documents filed subsequent to the date of this Agreement, the "Target SEC Reports"), which are all of the documents that Target was required to file with or furnish to the SEC since January 1, 2003 and through the date hereof pursuant to the federal securities Laws. The Target SEC Reports filed prior to or on the date of this Agreement (i) at the time filed or furnished, complied in all material respects with the applicable requirements of the federal securities Laws and (ii) did not, at the time they were filed or furnished, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Target SEC Reports or necessary in order to make the statements in such Target SEC Reports, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Target SEC Reports filed and publicly available before the date of this Agreement. There is no unresolved violation asserted by any Regulatory Authority with respect to any Target SEC Reports, and Target does not have any outstanding and unresolved comments from the SEC with respect to any of the Target SEC Documents. No Target Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any SEC Documents.

         (b) Each of the Target Financial Statements (including, in each case, any related notes) contained in or incorporated by reference into the Target SEC Reports, (i) was prepared from the books and records of Target and the Target Subsidiaries, (ii) complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto,
(iii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), (iv) fairly presented in all material respects the consolidated financial position of Target and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect and (v) except in the case of unaudited statements, as permitted by Form 10-Q of the SEC, was accompanied by unqualified reports from the independent auditor opining on the same financial statements contained therein.

         (c) Each Target SEC Report was accompanied by the certifications required to be filed or submitted by Target's chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act of 2002.

4.6      Absence of Undisclosed Liabilities

         Neither Target nor any Target Subsidiary has any Liabilities, whether or not required to be reflected in or reserved against in financial statements prepared in accordance with GAAP, whether due or to become due, except (i) Liabilities which are accrued or reserved against in the consolidated balance sheets of Target as of June 30, 2006, including in the Target Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) those Liabilities disclosed in Section 4.6 of the Target Disclosure Memorandum, (iii) Liabilities disclosed in the Target Disclosure Memorandum in response to any other representation of Target in Article IV of this Agreement, (iv) Liabilities incurred in the ordinary course of business consistent with past practices subsequent to June 30, 2006, and (v) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

4.7      Absence of Certain Changes or Events

         Since June 30, 2006, except as disclosed in Section 4.7 of the Target Disclosure Memorandum, Target and each of the Target Subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice and

         (a) there have been no events, changes, occurrences, effects, facts, violations, developments or circumstances which have had, or are reasonably likely to have, individually or in the aggregate, a (i) Target Material Adverse Effect and (ii) with respect to events, changes, occurrences, effects, facts, violations, developments or circumstances relating to the matters that are the subject of Section 4.9 or 4.10 (other than matters related to toxic mold), a Specified Target Material Adverse Effect; provided, that, with respect to this clause (ii), the events, changes, occurrences, effects, facts, violations, developments or circumstances resulting from or relating to the items described in clauses (A) - (G) of the definition of Target Material Adverse Effect shall be ignored;

         (b) Target and its Subsidiaries have not taken any action that, if taken during the period between the date of this Agreement through the Merger Effective Time, would constitute a violation of Section 6.2; and

         (c) there has not been any change that would prevent or delay beyond the Termination Date (as defined in Section 9.1(f)) the ability of Target or the Target Operating Partnership to consummate the Mergers or any of the other transactions contemplated in this Agreement.

4.8      Tax Matters

         Except as set forth in Section 4.8 of the Target Disclosure Memorandum:

         (a) Target and each Target Subsidiary have timely filed all income Tax Returns and all other material Tax Returns required to be filed by them (after giving effect to any extension granted by a taxing authority having authority to do so), and such Tax Returns are correct and complete in all material respects. All Liabilities for Taxes of Target and each Target Subsidiary, whether or not shown on such Tax Returns, have been fully paid. There are no Liens for any Taxes on any of the Assets of Target or any Target Subsidiary (other than a Lien for current real property or ad valorem Taxes not yet due and payable). Neither Target nor any Target Subsidiary has incurred any material Liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including any Tax arising from a prohibited transaction described in Section

857(b)(6) of the Code. Neither Target nor any Target Subsidiary has engaged in any transaction that would give rise to "redetermined rents, redetermined deductions and excess interest" described in Section 857(b)(7) of the Code. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on Target or any Target Subsidiary or presents a material risk that Target's status as a REIT will be jeopardized. Neither Target nor any Target Subsidiary has incurred any Liability for Taxes other than in the ordinary course of business. With respect to Target and each Target Subsidiary, no state of facts exists or has existed which, if known to the IRS or any other Regulatory Authority, would constitute grounds for the assessment of any material Tax Liability with respect to periods that have not been audited by the IRS or such other Regulatory Authority. Target has previously delivered or made available to Buyer true, correct, and complete copies of Target's Federal income Tax Returns for 2000 and subsequent years and of the Target Operating Partnership's Tax Returns of income for 2000 and subsequent years. Each of such Tax Returns is true, correct, and complete in all material respects. Target's Federal income Tax Return for 2005 has not been prepared as of the date hereof (and copies thereof shall be provided to Buyer when such Tax Returns are prepared).

         (b) Neither Target nor any Target Subsidiary has received any written notice of assessment or proposed assessment in connection with any Taxes, and there are no pending or, to the Knowledge of Target, threatened disputes, claims, audits or examinations regarding any Taxes of Target or any Target Subsidiary. Neither Target nor any Target Subsidiary has waived or extended any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency. No power of attorney with respect to any Tax matter is currently in force with respect to Target or any Target Subsidiary. Neither Target nor any Target Subsidiary is a party to any Litigation or pending Litigation or administrative proceeding relating to Taxes (other than Litigation dealing with appeals of property tax valuations).

         (c) Target (i) has been subject to taxation as a real estate investment trust (a "REIT") within the meaning of Section 856 of the Code since its formation and has satisfied all requirements to qualify as a REIT for all taxable years of its existence, (ii) has operated since its formation to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year that includes the Closing Date, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT. No such challenge is pending or threatened in writing. Each Target Subsidiary which is a partnership, joint venture or limited liability company (i) has been treated since its formation and continues to be treated for federal income tax purposes either as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or as an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by Target of a direct or indirect interest therein, owned any assets (including securities) that have caused Target to violate Section 856(c)(4) of the Code or would cause Target to violate Section 856(c)(4) of the Code on the last day of any calendar quarter ending after the date of this Agreement. Each Target Subsidiary that is a corporation has been since its formation a qualified REIT subsidiary under Section 856(i) of the Code or, since January 1, 2001, a taxable REIT subsidiary under Section 856(l) of the Code. No Target Subsidiary that is a taxable REIT subsidiary under Section 856(l) of the Code (i) operates or manages, has operated or managed, or will operate or manage prior to the Closing Date a "lodging facility" or "health care facility" within the meaning of Sections 856(1)(4)(A) and 856(1)(4)(B) of the Code,
respectively, or (ii) licenses, has licensed, or will license prior to the Closing Date, rights to any brand name under which any such lodging facility or health care facility is operated. Neither Target nor any Target Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.

         (d) Target and each Target Subsidiary have complied in all material respects with all applicable Laws, rules and regulations relating to the withholding and reporting of Taxes and the payment thereof to the applicable Regulatory Authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under foreign Law.

         (e) The most recent audited financial statements contained in the Target SEC Reports filed prior to the date of this Agreement reflect an adequate reserve for all material Taxes payable by Target and the Target Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, and Taxes payable by Target and each Target Subsidiary on the Closing Date will not exceed such reserve as adjusted through the Closing Date in accordance with the past custom and practice of Target and each Target Subsidiary in filing their Tax Returns.

         (f) No claim has been made in writing by a Regulatory Authority in a jurisdiction where Target or any Target Subsidiary does not file Tax Returns that Target or any such Target Subsidiary is or may be subject to taxation by that jurisdiction.

         (g) Neither Target nor any other Person on behalf of Target or any Target Subsidiary has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.

         (h) Neither Target nor any Target Subsidiary is a party to any Tax sharing or similar agreement or arrangement (the foregoing does not apply to Tax Protection Agreements existing as of the date of this Agreement) other than any agreement or arrangement solely between Target and any Target Subsidiary, pursuant to which it will have any obligation to make any payments after the Closing.

         (i) Neither Target nor any Target Subsidiary has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities. Neither Target nor any of the Target Subsidiaries has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law).

         (j) Neither Target nor any Target Subsidiary (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is Target or a directly or indirectly wholly-owned Target Subsidiary) filing a consolidated or similar Tax Return for federal, state, local or foreign Tax purposes or (B) has any liability for the Taxes of another Person other than Target and the Target Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

         (k) Target is a "domestically-controlled" REIT within the meaning of
Section 897(h) of the Code and Treasury Regulation Section 1.897-1(c)(2)(i).

         (l) Neither Target nor any of the Target Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.

         (m) Target has not had as of the end of any taxable year commencing with the taxable year ended December 31, 2001, any undistributed earnings and profits (as computed for Tax purposes) attributable to any "C" corporation year of Target or attributable to any other "C" corporation.

         (n) Since January 1, 2002, neither Target nor any Target Subsidiary has recognized taxable gain or loss from the disposition of any property that was reported as a "like kind exchange" under Section 1031 of the Code, except to the extent of any gain that was required to be recognized under Section 1031(b) of the Code and that was timely reported on the Tax Returns of Target or the applicable Target Subsidiary.

         (o) Neither Target nor any Target Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

         (p) Neither Target nor any Target Subsidiary has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law, has any Knowledge that any Regulatory Authority has proposed any such adjustment, or has any application pending with any Regulatory Authority requesting permission to make any change in accounting method.

         (q) With respect to the taxable year ending on the Closing Date, Target will have distributed to its stockholders, in distributions qualifying for the dividends paid deduction pursuant to Section 857(b)(2)(B) of the Code, an amount equal to 100% of its real estate investment trust taxable income as described in
Section 857(b) of the Code. If the Merger were not to occur, Target would not be required to make a distribution to stockholders pursuant to Section 858 or
Section 860 of the Code in order to maintain its status as a REIT.

         (r) At no time on or prior to the Closing Date, has Target or any of the Target Subsidiaries provided services to tenants other than services that
(i) do not give rise to "impermissible tenant service income" as defined in
Section 856(d)(7) of the Code or (ii) give rise to impermissible tenant service income with respect to any property for any taxable year in an amount not in excess of one percent of all amounts received or accrued by Target and the Target Subsidiaries with respect to such property during such year.

         (s) Neither Target nor any Target Subsidiary owns or has owned, directly or indirectly (including through attribution under the Code), an interest in a partnership or limited liability company in which Target was not the direct or indirect (including through attribution under the Code) managing member or general partner.

4.9      Real Property

         (a) Except as listed in Section 4.9(a) of the Target Disclosure Memorandum, Target Operating Partnership or a Target Subsidiary owns fee simple title to each of the real properties identified (by name of property, address of property and legal owning entity of property) in Section 4.9(a) of the Target Disclosure Memorandum (each property so owned, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, a "Target Property," and collectively, the "Target Properties"), which is a complete and correct listing of all of the real estate properties owned by them, in each case (except as provided below) free and clear of liens, mortgages or deeds of trust, claims against title, title defects, charges that are liens, security interests, other covenants or reservations of interest in title, or encumbrances on title ("Encumbrances"). Except as set forth in Section 4.9(a) of the Target Disclosure Memorandum, no other Person has any ownership interest in any of the Target Properties. Except as set forth in Section 4.9(a) of the Target Disclosure Memorandum, neither Target, Target Operating Partnership, nor any of the Target Subsidiaries (i) has a leasehold interest in any property or
(ii) is a tenant, licensee or occupant under any lease, license or similar agreement.

         (b) The Target Properties are not subject to any rights of way, restrictive covenants (including, without limitation, deed restrictions or limitations issued pursuant to any Environmental Law), declarations, agreements, reciprocal easement agreements, or Laws affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions") or Encumbrances, except for (i) Encumbrances and Property Restrictions set forth in
Section 4.9(b) of the Target Disclosure Memorandum, (ii) Property Restrictions imposed or promulgated by Law or any governmental authority with respect to real property, including, without limitation, zoning regulations, provided that such Property Restrictions do not materially adversely affect the currently intended use of any Target Property and (iii) Encumbrances and Property Restrictions disclosed on existing title policies or existing surveys (in either case copies of which title policies or surveys have been delivered or made available to Buyer) (collectively, the "Permitted Title Exceptions"). The Permitted Title Exceptions, whether individually or in the aggregate, do not materially interfere with the present use of any of the Target Properties subject thereto or affected thereby.

         (c) Except as provided in Section 4.9(c) of the Target Disclosure Memorandum, (i) valid title insurance policies have been issued insuring, as of the effective date of each such title policy, Target Operating Partnership's or the applicable Target Subsidiary's fee simple title to each of the Target Properties; (ii) Target and Target Operating Partnership have made available to Buyer all such valid policies of title insurance and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy; and (iii) Target and Target Operating Partnership have previously provided or made available to Buyer the most current surveys of each of the Target Properties in its possession.

         (d) Except as set forth in Section 4.9(d) of the Target Disclosure Memorandum, as of the date hereof, (i) no certificate, permit or license from any governmental authority having jurisdiction over any of the Target Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Target Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from any of the Target Properties has not been obtained and is not in full force and effect, except for such failures to obtain and to have in full force and effect, which do not materially interfere with the present use of any of the Target Properties subject thereto or affected thereby, and Target and Target Operating Partnership have no Knowledge of any pending written threat of modification or cancellation of any of same that would materially interfere with the present use of any of the Target Properties subject thereto or affected thereby and (ii) neither Target nor any Target Subsidiary has received written notice of any violation of any federal, state or municipal Law, ordinance, order, regulation or requirement affecting any of the Target Properties or, to the Knowledge of Target, the Pending Acquisition Properties or operations thereon issued by any governmental authority which has not been cured, or has been, or is currently being, contested in good faith and which violations, if any, do not materially interfere with the present use of any of the Target Properties subject thereto or affected thereby.

         (e) Except as set forth in Section 4.9(e) to the Target Disclosure Memorandum to Target's Knowledge, as of the date hereof, neither Target nor any Target Subsidiary has received any written notice to the effect that any condemnation or rezoning proceedings are pending or threatened with respect to any of the Target Properties or, to the Knowledge of Target, the Pending Acquisition Properties which would reasonably be likely to materially interfere with the present use of any of the Target Properties subject thereto or affected thereby.

         (f) Except as set forth in Section 4.9(f) of the Target Disclosure Memorandum, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental authority in connection with a site approval, zoning reclassification or other similar action relating to any of the Target Properties or, to the Knowledge of Target, Pending Acquisition Properties (including, without limitation, local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, other than those actions, individually or in the aggregate, the failure of which would not materially interfere with the present use of any of the Target Properties subject thereto or affected thereby.

         (g) Except as set forth in Section 4.9(g) of the Target Disclosure Memorandum, neither Target nor any Target Subsidiary is the lessee of any ground lease and, except for that certain Amended and Restated Master Lease Agreement dated December 21, 1995, between Target and Boddie-Noell Enterprises, Inc., neither Target nor and Target Subsidiary is the lessor of any master lease or similar agreement.

         (h) Except as set forth in Section 4.9(h) of the Target Disclosure Memorandum, as of the date hereof, neither Target nor any Target Subsidiary has
(i) granted or acquired any unexpired option agreements, rights of first offer, rights of first negotiation or rights of first refusal with respect to the purchase of any Target Property or any portion thereof or any other unexpired rights in favor of third Persons to purchase or otherwise acquire a Target Property or Pending Acquisition Property or any portion thereof or in favor of Target or any Target Subsidiary to acquire any real property from any third Person or (ii) entered into any contract for sale, purchase or ground lease or letter of intent to sell, purchase or ground lease any Target Property or Pending Acquisition Property or any portion thereof, or any real property from a third Person.

         (i) Except as set forth in Section 4.9(i) of the Target Disclosure Memorandum, neither Target nor any Target Subsidiary is a party to any agreement relating to the management of any of the Target Properties by a party other than Target, Target Operating Partnership or any wholly owned Target Subsidiaries. Target has provided or made available to Buyer (i) each agreement pursuant to which a third Person other than Target or any wholly owned Target Subsidiary manages, acts as leasing agent for or provides development services for any Target Property and (ii) each agreement pursuant to which Target or any Target Subsidiary manages, acts as leasing agent for or provides development services for (A) any Target Property or Pending Acquisition Property, or (B) real property owned by any third Person (including any related guarantees).

         (j) There is no material renovation or construction project with aggregate projected costs in excess of $100,000 currently being performed at any of the Target Properties, except for the projects set forth in Section 4.9(j) of the Target Disclosure Memorandum (the "Construction Projects"). Section 4.9(j) of the Target Disclosure Memorandum sets forth the budgeted cost and the cost to complete each Construction Project. Neither Target nor any Target Subsidiary is in material default of any material obligation with respect to the Construction Projects and, to the Knowledge of Target, the contractors and subcontractors obligated to complete any of the Construction Projects are not in material default with respect to such obligations as of the date of this Agreement.

         (k) Except as set forth in Section 4.9(k) of the Target Disclosure Memorandum, none of the material personal property necessary for the use, operation, repair or maintenance of any Target Property as currently used, operated, maintained and repaired is leased from or otherwise owned by third parties, except (i) for equipment owned or leased by third party vendors providing maintenance or repair services to a Target Property or (ii) for leases, the expense for which is included in Target's financial statements. Neither Target nor any Target Subsidiary is in material default of any material obligation with respect to the leases referenced in clauses (i) and (ii) above and, to the Knowledge of Target, the counterparties to such leases are not in material default of any material obligation thereunder. Section 4.9(k) of the Target Disclosure Memorandum sets forth a correct and complete list, as of the date hereof, of all agreements for the pending acquisition, sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell or dispose of (by merger, purchase or sale of assets or stock or otherwise) any material personal property located on the Target Properties valued at $30,000 or more. Except as would not reasonably be expected to materially interfere with the present use of any of the Target Properties subject thereto or affected thereby, Target and each of the Target Subsidiaries have good and sufficient title to all the material personal property and assets reflected in their books and records as being owned by them, free and clear of all Liens and Encumbrances.

         (l) There (i) are no material structural defects relating to any of the Target Properties, (ii) is no Target Property whose building systems are not in working order in any material respect, and (iii) is no material physical damage to any Target Property for which there is no insurance in effect, which, in the case of any of (i), (ii) or (iii) would materially interfere with the present use of any of the Target Properties subject thereto or affected thereby.

         (m) Except as provided in Section 4.9(m) of the Target Disclosure Memorandum and except for immaterial discrepancies or omissions, the rent rolls for the Target Properties previously made available by Target to Buyer, are true, complete and correct and list each apartment lease that was in effect, as of the respective dates of such rent rolls at each of the Target Properties for which Target or any Target Subsidiary is a party as landlord (which leases are the only leases in effect as of such dates at each of the Target Properties for which Target or any Target Subsidiary is a party as landlord) (such leases, together with all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, the "Target Leases"). Except as would not be reasonably expected to have a Specified Target Material Adverse Effect, tenants under the Target Leases are not in monetary or, to the Knowledge of Target or any Target Subsidiary, material non-monetary default under such Target Leases. Except as would not reasonably be expected to have a Specified Target Material Adverse Effect, (i) neither Target nor any Target Subsidiary is and, to the Knowledge of Target, no other party is in breach or violation of, or default under, any Target Lease, (ii) no event has occurred which would result in a breach or violation of, or a default under, any Target Lease by Target or any Target Subsidiary, or to the Knowledge of Target, any other party thereto (in each case, with or without notice or lapse of time or both) and (iii) each Target Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Target or the Target Subsidiaries and, to the Knowledge of Target, with respect to the other parties thereto. As of the date hereof, except as provided in Section 4.9(m) of the Target Disclosure Memorandum, neither Target, nor any Target Subsidiary, leases or otherwise occupies space at any applicable Target Property.

         (n) Target has made available to Buyer, prior to the date of this Agreement, a true, complete and correct copy of the Amended and Restated Master Lease Agreement dated December 21, 1995, between Target and Boddie-Noell Enterprises, Inc. (the "Master Lease") and all amendments, supplements or modifications thereto. As of the date hereof, (i) neither Target nor Boddie-Noell Enterprises, Inc. is in material breach or violation of, or material default under, the Master Lease, (ii) no event has occurred which would result in a material breach or violation of, or a material default under, the Master Lease (in each case, with or without notice or lapse of time or both) and
(iii) the Master Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Target and, to Target's Knowledge, Boddie-Noell Enterprises, Inc.

         (o) Except for those contracts or agreements set forth in Section 4.9(o) of the Target Disclosure Memorandum, none of Target or any of Target Subsidiaries has entered into any contract or agreement with any third party or any employee, consultant, Affiliate or other Person (each, a "Participation Party") that provides for a right of such Participation Party to participate, invest, join, partner, or have any interest in whatsoever (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which Target or any Target Subsidiary has or will have an interest, including but not limited to those transactions or properties identified, sourced, produced or developed by such Participation Party.

         (p) Target has made available to Buyer, prior to the date of this Agreement, true complete and correct copies of the applicable acquisition agreements in connection with the pending acquisitions of the Pending Acquisition Properties. Such acquisition agreements are in full force and effect as of the date hereof, and to the Knowledge of Target (i) no condition or state of affairs currently exists, that with the giving of notice or the passage of time would constitute a default by any party to any such acquisition agreement and (ii) no party to any such acquisition agreement has cause to terminate such acquisition agreement, pursuant to the terms thereof (other than any termination rights exercisable at the sole option of any such party).

4.10     Environmental Matters

         (a) Except as set forth in Section 4.10(a) of the Target Disclosure Memorandum or as set forth in the Executive Summaries, Conclusions or Recommendations of the Target Environmental Reports, to the Knowledge of Target, Target and each Target Subsidiary and the Target Properties are, and have been, in compliance with all Environmental Laws and all environmental Permits, except for violations that have been fully cured pursuant to applicable Environmental Laws, and with respect to which all required expenditures have been made.

         (b) There is no Litigation pending or, to the Knowledge of Target, threatened in which Target or any Target Subsidiary or any Target Property has been or, with respect to threatened Litigation, may be named as a defendant or otherwise required to respond to (i) for alleged or actual noncompliance (including by any predecessor) with or Liability under any Environmental Law or
(ii) relating to the release, discharge, spillage, exposure, migration or disposal into the indoor or outdoor environment of any Hazardous Material, mold, lead-based paint or radon, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by Target or any Target Subsidiary or any Target Property (collectively, "Environmental Claims") except for such Environmental Claims that have been fully resolved pursuant to applicable Environmental Laws, and with respect to which all required expenditures have been made.

         (c) Except as set forth in Section 4.10(c) of the Target Disclosure Memorandum or as disclosed in the Executive Summaries, Conclusions or Recommendations of the Target Environmental Reports, (i) to the Knowledge of Target, as of the date of this Agreement, there is no toxic mold in, on, under, or affecting any Target Property and (ii) there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any property currently or formerly owned, leased or operated by Target or any Target Subsidiary, in either case, which have resulted in or are reasonably likely to result in a Specified Target Material Adverse Effect, and there are no underground storage tanks at any Target Property.

         (d) Except as set forth in Section 4.10(d) of the Target Disclosure Memorandum or in the Executive Summaries, Conclusions or Recommendations of the Target Environmental Reports, there are no liens or encumbrances on any of the Target Properties which arose pursuant to or in connection with any Environmental Law, Environmental Permit or Environmental Claim and, to the Knowledge of Target, no governmental actions have been taken or threatened to be taken or are in process which are reasonably likely to subject any Target Property to such liens or encumbrances, except for any such liens or encumbrances that are not reasonably likely to have, individually or in the aggregate, a Specified Target Material Adverse Effect.

         (e) Section 4.10(e) of the Target Disclosure Memorandum sets forth a true and complete list of each of the Target Environmental Reports. Target has previously delivered or made available to Buyer a true and complete copy of each Target Environmental Report.

4.11     Compliance with Laws

         Target and each Target Subsidiary has in effect all Permits necessary for the current conduct of the business of Target and the Target Subsidiaries taken as a whole, including the ownership, lease or operation of their Assets (including the Target Properties), except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. Except as disclosed in Section 4.11 of the Target Disclosure Memorandum, neither Target nor any of the Target Subsidiaries:

         (a) is in Default under any Laws, Orders, or Permits applicable to its business, properties or operations except for Defaults under any Laws or Permits which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect; or

         (b) has, since January 1, 2003, received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Target or any Target Subsidiary is not in compliance with any Laws or Orders, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, (ii) threatening to revoke any Permits or notifying Target that any Permits will not be renewed and there are no actions, suits, inquiries or proceedings pending to revoke or withdraw any such Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, or (iii) requiring Target or any Target Subsidiary to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business.

4.12     Labor Relations

         Except as set forth in Section 4.12 of the Target Disclosure
Memorandum:

         (a) Neither Target nor any Target Subsidiary is party to, or bound by, any collective bargaining agreement, labor agreement or contract, work rules or practices, or other agreement or understanding with a labor union or labor union organization.

         (b) There are no collective bargaining agreements, labor agreements or contracts, work rules or practices, or other agreement or understanding that pertains to any of the employees of the Target or any Target Subsidiary.

         (c) No employees of Target or any Target Subsidiary are represented by any labor organization with respect to their employment with the Target or any Target Subsidiary.

         (d) Neither Target nor any Target Subsidiary is subject to any bargaining order, injunction or other Order relating to Target's relationship or dealings with its employees, any labor organization or any other employee representative.

         (e) There is no material grievance, material arbitration, strike, slowdown, lockout, walkout, work stoppage or other job action or labor dispute against or affecting Target or any Target Subsidiary that is pending or, to the Knowledge of Target, threatened or anticipated.

         (f) To the Knowledge of Target, there is no activity by Target or any Target Subsidiary employees or any labor organization or other employee representative seeking to organize, certify or represent a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of Target or any Target Subsidiary.

         (g) Neither Target nor Target Subsidiary has committed, or been accused of committing, any material unfair labor practice as defined in the National Labor Relations Act.

         (h) Neither Target nor any Target Subsidiary is the subject of any Litigation relating to labor matters or employment practices, including, but not limited to, laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers' compensation, labor relations, employee leave issues and unemployment insurance, that has had or is reasonably likely to have, in the aggregate, a Target Material Adverse Effect.

         (i) No employee of the Target or any Target Subsidiary is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by the Target or any Target Subsidiary or (ii) to the knowledge or use of trade secrets or proprietary information.

4.13     Employee Benefit Plans

         (a) Target has listed in Section 4.13(a) of the Target Disclosure Memorandum each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Target or any Target Subsidiary or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Target Benefit Plans").

         (b) Target has delivered or made available to Buyer prior to the execution of this Agreement true and complete copies of the following documents, with respect to each Target Benefit Plan: (i) all trust agreements or other funding arrangements and all amendments thereto, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions (as applicable) issued by the IRS, the United States Department of Labor ("DOL") or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS Employee Plan Compliance Resolution System set forth in Revenue Procedure 2006-27 (or its predecessor or successor rulings) during this calendar year or any of the preceding three calendar years issued with respect to each Target Benefit Plan intended to be qualified under Code Section 401(a), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations (as applicable) for the current plan year and the three preceding plan years, (v) the most recent summary plan descriptions and any material modifications thereto, and (vi) written summaries of the material terms of all unwritten Target Benefit Plans, if any.

         (c) Except as disclosed in Section 4.13(c) of the Target Disclosure Memorandum, (i) each Target Benefit Plan has been maintained, funded, and administered in all material respects in accordance with the terms of such Target Benefit Plan, and in material compliance with the applicable requirements of the Code, ERISA and any other applicable Laws, (ii) to the Knowledge of Target, there are no current circumstances likely to result in the disqualification of any Target Benefit Plan that is intended to be qualified under Code Section 401 or material liability relating to such qualified or exempt status, (iii) Target has not received any communication (written or unwritten) from any government agency questioning or challenging the compliance of any Target Benefit Plan with applicable Laws, (iv) no Target Benefit Plan is currently being audited by a governmental agency for compliance with applicable Laws or has been audited with a determination by the governmental agency that the Target Benefit Plan failed to comply with applicable Laws, and (v) no nonexempt "prohibited transaction" (within the meaning of Code Section 4975(c) or ERISA Section 406) has occurred with respect to any Target Benefit Plan.

         (d) Each Target Benefit Plan can be amended, terminated or otherwise discontinued without material liability to Target or any Target Subsidiary or ERISA Affiliate thereof, other than with respect to benefits accrued through the date of such action.

         (e) Neither Target nor any administrator or fiduciary of any Target Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Target or any Target Subsidiary or Buyer to any direct or indirect material Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes or proceedings pending under the terms of, or in connection with, any Target Benefit Plan other than routine claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Target Benefit Plan or, to the Knowledge of Target, is threatened or anticipated.

         (f) Neither Target nor any Target Subsidiary nor any ERISA Affiliate maintains, contributes to (or has ever maintained, contributed to or been required to contribute to), or has any Liability or potential Liability under (or with respect to) any (i) plan or arrangement which is subject to (I) the minimum funding requirements of Code Section 412, (II) Part 3 of Title I of ERISA, or (III) Title IV of ERISA; (ii) "multiemployer plan" (as defined in
Section 3(37) of ERISA); (iii) multiple employer plan, including any multiple employer welfare arrangement (as defined in Section 3(40) of the ERISA); (iv) voluntary employees' beneficiary association (within the meaning of Code Section 501(c)(9)); or (v) plan or arrangement applicable to employees located outside of the United States.

         (g) Except as disclosed in Section 4.13(g) of the Target Disclosure Memorandum, neither Target nor any Target Subsidiary has any Liability for post-employment health and life benefits under any of the Target Benefit Plans and there are no restrictions on the rights of Target or any Target Subsidiary to amend or terminate any such plan without incurring any Liability thereunder, except to the extent required by the health care continuation requirements of
Part 6 of Title I of ERISA or Code Section 4980B, and, to the Knowledge of Target, neither Target nor any Target Subsidiary has ever represented, promised or contracted (whether oral or in written form) to any employee or former employee that post-employment medical or life insurance benefits would be provided, except with respect to health care coverage to the extent required under COBRA. Each Target Benefit Plan that is subject to COBRA has been administered in compliance with such requirements and with any applicable state law regarding health care continuation requirements.

         (h) Except as disclosed in Section 4.13(h) of the Target Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of Target or any Target Subsidiary from Target or any Target Subsidiary under any Target Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Target Benefit Plan, (iii) result in any acceleration of the time of payment of any such benefit, (iv) limit the ability to amend any Target Benefit Plans or (v) result in any payment or benefit which will or may be made by Target, any Target Subsidiary or any of their Affiliates which will be characterized as an "excess parachute payment" (as defined in Code Section 280G(b)(1)) or be nondeductible under Code Section 280G and the rules and regulations promulgated thereunder.

         (i) Except as disclosed in Section 4.13(i) of the Target Disclosure Memorandum, neither the Target nor any of its ERISA Affiliates has made any commitment, whether legally binding or not, to establish any new Employee Benefit Plan or to modify any existing Target Benefit Plan, except as otherwise required by Law.

         (j) All amendments and actions required to bring the Target Benefit Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and all other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing.

         (k) All Existing Target Options have been granted with an exercise price per share no lower than the "fair market value" (as defined in the applicable Stock Option Plan) of one share of Target Common Stock on the date of the corporate action effectuating the grant. All Existing Target Options were validly issued and properly approved by the Board of Directors of Target (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable Law and recorded on the Target Financial Statements in accordance with GAAP.

4.14     Material Contracts.

         (a) Except as disclosed in Section 4.14(a) of the Target Disclosure Memorandum or otherwise reflected in an exhibit to Target's Form 10-K for the year ended December 31, 2005 or in any other Target SEC Report filed subsequent to such Form 10-K and prior to the date of this Agreement, neither Target nor any Target Subsidiary is a party to, or is bound by (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000 or aggregate payments over the term of such Contract in excess of $250,000, (ii) any Contract relating to the borrowing of money by Target or any Target Subsidiary or the guarantee by Target or any Target Subsidiary of any such obligation of any other Person (including any Subsidiary or Affiliate of Target) (other than Contracts evidencing trade payables) (each such Contract, a "Loan Document"), (iii) any Contract which prohibits or restricts Target or any Target Subsidiary from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among Target, a Target Subsidiary and any of their Affiliates, (v) any Contract relating to the purchase or sale of any goods or services involving payments in excess of $50,000 (other than Contracts entered into in the ordinary course of business that are cancelable without penalty upon no more than 90 days notice), (vi) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, (vii) any brokerage, finders' or similar Contracts, (viii) any indemnification Contracts, (ix) any joint venture, partnership or similar Contracts, (x) any Contract with or for the benefit of any of Target or its Subsidiaries' officers, directors, executive employees, Affiliates, stockholders or holders of Target OP Units (Common), including, in each case, any Contracts providing for a direct or indirect interest in Target's property or the business of Target's competitors, customers or suppliers; (xi) any settlement, conciliation or similar agreement with any Regulatory Authority to which Target or any Target Subsidiary is a party involving future performance by Target or any Target Subsidiary and which is material to Target and Target's Subsidiaries taken as whole; (xii) merger or consolidation Contract or Contract for the sale of the assets of Target or any Target Subsidiary; (xiii) any Contract to which the Target or a Target Subsidiary is a party or otherwise bound (A) granting or obtaining any right to use any material Intellectual Property (other than Contracts granting rights to use readily available commercial software having an acquisition price of less than $20,000 in the aggregate for all such related Contracts), or (B) restricting the Target's or any Target Subsidiary's rights, or permitting other Persons, to use or register any material Intellectual Property; (xiv) other Contract under which Target and the Target Subsidiaries are obligated to make payments in excess of $100,000 or that is otherwise material to Target and the Target Subsidiaries; or (xv) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K pursuant to item 601(b)(10) of Regulation S-K. With respect to each Target Contract and except as disclosed in Section 4.14(a) of the Target Disclosure
Memorandum: (A) the Contract is in full force and effect, is a valid and binding obligation of Target or the Target Subsidiary party thereto and, to the Target's Knowledge, each other party thereto; (B) neither Target nor any Target Subsidiary is in Default nor has received any claim of Default, thereunder, other than Defaults which have not had and are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect; (C) neither Target nor any Target Subsidiary has repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of Target, in Default in any respect thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, or has repudiated or waived any material provision thereunder except as noted in Section 4.14(a) of the Target Disclosure Memorandum. No other party has provided any notice of any intention to terminate any Target Contract and no event or circumstance has occurred, or will occur by reason of the execution, delivery and performance of this Agreement or the consummation of any of the transactions contemplated hereby, that would result in or permit a termination thereof, except for terminations which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. Target has, prior to the date of this Agreement, provided or made available to Buyer true, correct and complete copies of all Target Contracts together with all amendments and supplements thereto in effect as of the date hereof. Section 4.14(a) of the Target Disclosure Memorandum sets forth a complete and accurate list of Target's outstanding Indebtedness as of the date of this Agreement. As used in this Agreement, "Indebtedness" means, without duplication, (i) all indebtedness, notes payable (including, without limitation, notes payable in connection with acquisitions), accrued interest payable or other obligations of Target and its Subsidiaries for borrowed money, whether current, short-term, or long-term, secured or unsecured, other than intercompany indebtedness, (ii) all indebtedness of Target and its Subsidiaries for the deferred purchase price for purchases of property or assets, (iii) all lease obligations of Target and its Subsidiaries under leases which are capital leases in accordance with GAAP, (iv) any obligations of Target or its Subsidiaries in respect of banker's acceptances or letters of credit (other than stand-by letters of credit in the ordinary course or documentary letters of credit in support of trade payables), (v) any indebtedness referred to in clauses (i) through (iv) above of any person or entity other than the Target or any of its Subsidiaries which is either guaranteed by, or secured by any Lien upon any material property or assets owned by, the Target or any of its Subsidiaries.

         (b) Neither Target nor any Target Subsidiary has entered into or is subject, directly or indirectly, to any "Tax Protection Agreements" (except as set forth in Section 4.14(b) of the Target Disclosure Memorandum, true and correct copies of which have been made available to Buyer). As used herein, a "Tax Protection Agreement" is an agreement, oral or written, (A) that (i) prohibits or restricts in any manner the disposition of any Assets of Target or any Target Subsidiary, (ii) requires that Target or any Target Subsidiary maintain, put in place, or replace, Indebtedness, whether or not secured by one or more of Target's or any of its Subsidiaries' properties, or (iii) requires that Target or any Target Subsidiary offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including a "bottom" guarantee, indemnification agreement or other similar arrangement), the risk of loss for federal income tax purposes for Indebtedness or other liabilities of Target or any Target Subsidiary, (B) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more Assets of Target or a Target Subsidiary, or (C) that requires a particular method for allocating one or more liabilities of Target or any Target Subsidiary under Section 752 of the Code. Neither Target nor any Target Subsidiary is in violation of or in default under any Tax Protection Agreement, and no Person has asserted, or to the Knowledge of Target threatened to assert, a material claim against Target or any Target Subsidiary for any violation of any Tax Protection Agreement.

         (c) Except as set forth in Section 4.14(c) of the Target Disclosure Memorandum, neither Target nor any Target Subsidiary is a party to any agreement relating to the development or management of any Target Property by any Person other than Target or a Target Subsidiary.

         (d) Section 4.14(d) of the Target Disclosure Memorandum lists all agreements currently in force and effect entered into by Target or any Target Subsidiary providing for the sale of, or option to sell, any Target Property or the purchase of, or option to purchase, by Target or any Target Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof.

         (e) Except as set forth in Section 4.14(e) of the Target Disclosure Memorandum, neither Target nor any Target Subsidiary is subject to any pending claims or, to the Knowledge of Target, any threatened claims regarding material continuing contractual liability (A) for indemnification under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by Target or any Target Subsidiary, (B) to pay any additional purchase price for any Target Property or (C) with respect to any indebtedness which encumbered any real estate that has been conveyed, except for any indebtedness under the Loan Documents.

4.15     Legal Proceedings.

         Except as disclosed in Section 4.15 of the Target Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Target, threatened (or unasserted but considered probable of assertion) against or affecting Target or any Target Subsidiary, or any director, officer or employee in their capacities as such or Employee Benefit Plan of Target or any Target Subsidiary, or any Asset, interest, or right of any of them, or for which Target is required to indemnify any third party or any Orders outstanding that would reasonably be expected to (i) prevent or materially delay Target from performing its obligations under this Agreement or taking any action necessary to consummate the transactions contemplated hereby or (ii) be material to Target and its Subsidiaries taken as a whole.

4.16     Reports.

         Since January 1, 2003 or the date of organization if later, Target and each Target Subsidiary has filed all material reports and documents, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except for Target SEC Reports which are the subject of the representation and warranty contained in Section
4.5 or reports and documents which the failure to file have not had and are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.17 Inapplicability of Takeover Statutes, Rights Agreement and Certain Charter and Bylaw Provisions.

         Target has taken all appropriate and necessary actions to exempt the Merger, the OP Merger, this Agreement and the other transactions contemplated hereby from the restrictions of Subtitles 6, 7 and 8 of Title 3 of the MGCL (collectively, the "Takeover Statutes"). No other "control share acquisition," "fair price," "moratorium" or other antitakeover Laws apply to the

Merger, the OP Merger, this Agreement or the other transactions contemplated hereby. Target and Target Board of Directors have taken all appropriate and necessary actions to (i) render the rights under the Rights Agreement and the rights governed by Article 16 of the Target OP Agreement (collectively, the "Purchase Rights") inapplicable in the Merger, the OP Merger, this Agreement and the other transactions contemplated thereby, (ii) cause the Merger, the OP Merger, this Agreement and the other transactions contemplated hereby to comply with or be exempted from any provision contained in the Target Charter, Target Bylaws or in the comparable organizational document of any Target Subsidiary that would otherwise prohibit, hinder or delay such transactions and (iii) render any and all limitations on ownership of (X) shares of Target Common Stock as set forth in the Target Charter and (Y) the limited partner interests in Target Operating Partnership as set forth in the Target OP Agreement, including the ownership limit set forth in the Target Charter inapplicable to the Merger, the OP Merger, this Agreement and the other transactions contemplated thereby.

4.18     Regulatory Matters.

         Neither Target nor any Target Subsidiary or any officer or director thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b).

4.19     INTENTIONALLY OMITTED.

4.20     Opinion of Financial Advisor.

         The Board of Directors of Target has received an opinion of Banc of America Securities LLC, financial advisor to the Target (the "Target Financial Advisor"), a signed copy of which will be delivered to Buyer solely for informational purposes after receipt thereof by the Board of Directors, to the effect that, as of the date of this Agreement, the Common Stock Price Per Share to be received in the Merger by the holders of Target Common Stock (other than Buyer and its affiliates) is fair, from a financial point of view, to such holders. Target has received Target Financial Advisor's consent to include a signed copy of the opinion in the Proxy Statement.

4.21     Investment Company Act of 1940.


         Neither Target nor any Target Subsidiary is, or at the Merger Effective Time of the Merger will be, required to be registered under the Investment Company Act of 1940, as amended.

4.22     Related-Party Transactions.

         Except as disclosed in Section 4.22 of the Target Disclosure Memorandum, since January 1, 2003, neither Target nor any Target Subsidiary has entered into any agreement, understanding, relationship or transaction with or for the benefit of any officer, director, employee or Affiliate of Target and its Subsidiaries or any member of the "immediate family" (as such term is defined in Item 404 of Regulation S-K under the Securities Act) of the foregoing or any entity of which any of the foregoing is an Affiliate of a sort that would be required to be disclosed by Target pursuant to Item 404 of Regulation S-K of the Securities Act or which provides for a direct or indirect interest in the Target's property or the business of Target's competitors, customers or suppliers, except for those matters that have been disclosed in SEC Documents filed prior to the date of this Agreement.

4.23     Insurance.

         Target and the Target Subsidiaries maintain insurance policies that are of the type and in amounts customarily carried by Persons conducting businesses similar to those of Target and the Target Subsidiaries. A complete list of all material insurance policies is set forth in Section 4.23 of the Target Disclosure Memorandum, and Target has made available to Buyer correct and complete copies of all such material insurance policies, including, general liability policies, comprehensive general liability and umbrella insurance policies maintained as of the date hereof by Target and any Target Subsidiary (the "Insurance Policies"), together with descriptions of "self-insurance" programs. All Insurance Policies are valid and enforceable and in full force and effect (except as the enforceability of any such policy may be limited by the insurer's bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles) and all premiums owing in respect thereof have been timely paid. Except as set forth in Section 4.23 of the Target Disclosure Memorandum and for any matters which will not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect, there are no material claims pending under any of the Insurance Policies as to which the insurer has denied liability or is reserving its rights, and all claims have been timely and properly filed. Except as set forth in Section 4.23 of the Target Disclosure Memorandum, within the last three years, neither Target nor any Target Subsidiary has been refused any insurance coverage sought or applied for, and Target has no reason to believe that the existing insurance coverage of Target and the Target Subsidiaries cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought.

4.24     Intellectual Property.

         (a) Section 4.24(a) of the Target Disclosure Memorandum sets forth a true, correct, and complete list of all U.S. and foreign (i) issued Patents and Patent applications, (ii) Trademark registrations and applications and material unregistered trademarks, (iii) copyright registrations and applications and material unregistered copyrights, and (iv) Software, in each case which is owned or purported to be owned by the Target or any Target Subsidiary. To Target's Knowledge, The Target or a Target Subsidiary is the sole and exclusive beneficial and record owner of all of the Intellectual Property items set forth in Section 4.24 of the Target Disclosure Memorandum, and all such Intellectual Property is subsisting, valid, and enforceable.

         (b) Except as disclosed in Section 4.24(b) of the Target Disclosure Memorandum, (a) the Target and Target Subsidiaries own, or have a valid right to use, free and clear of all Encumbrances, all Intellectual Property used or held for use in, or necessary to conduct, the respective businesses of the Target and the Target Subsidiaries, (b) the conduct of the business of the Target and the Target Subsidiaries as currently conducted does not infringe, misappropriate, or otherwise violate any Person's Intellectual Property rights, and there has been no such claim asserted or threatened in the past three (3) years against the Target or any Target Subsidiary, nor, to the Knowledge of the Target, does there exist a valid basis for any such claim, and (c) to the

Knowledge of the Target, no Person is infringing, misappropriating, or otherwise violating any Intellectual Property owned, used, or held for use by the Target or any Target Subsidiary, and no such claims have been asserted or threatened against any Person by the Target or any Target Subsidiary in the past three (3) years.

4.25     Hart-Scott-Rodino Antitrust Improvements Act.

         The transactions contemplated hereby are exempt from any requirement to make any filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the implementing regulations thereto, because (a) Target is a REIT and (b) Target has determined that the aggregate fair market value of the non-exempt assets of Target and the entities controlled by Target is less then $56.7 million.

4.26     Internal Controls.

         (a) Target and each of its officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and the related rules and regulations promulgated thereunder and (ii) the applicable listing and corporate governance rules and regulations of the AMEX. Target has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Target's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Target in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Target's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

         (b) Target has disclosed, based on its most recent evaluation, to Target's outside auditors, the audit committee of the Board of Directors of Target and to Buyer (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to materially affect Target's ability to record, process, summarize and report financial data and (y) any fraud, whether or not material, known to management that involves management or other employees who, in each case, have a significant role in the Target's internal control over financial reporting. There have been no significant changes since January 1, 2006 in Target's internal controls or in other factors that could significantly affect Target's internal controls, or any significant deficiencies or material weaknesses in such internal controls requiring corrective actions. Target has delivered to Buyer complete and accurate copies of notices received from its independent auditor of any significant deficiencies or material weaknesses in Target's internal control over financial reporting since January 1, 2006 and any other management letter or similar correspondence from any independent auditor of Target or any of Target's Subsidiaries received since January 1, 2006.

4.27 Deficit Restoration Obligations, Adjusted Capital Account Deficits and Capital Contribution Obligations.

         Section 4.27 of the Target Disclosure Memorandum sets forth (i) the amount of each obligation to restore a deficit balance in an adjusted capital account of Target or any Target Subsidiary that owns an equity interest in any non-corporate entity (including a partnership, limited partnership, limited liability company or joint venture), calculated through December 31, 2005, (ii) the amount of each deficit balance in any capital account of Target or any Target Subsidiary that owns an equity interest in any non-corporate entity (including a partnership, limited partnership, limited liability company or joint venture), calculated as of December 31, 2005, and (iii) each capital contribution required to be made by Target or any Target Subsidiary (other than to a Target Subsidiary that is wholly owned by Target) that owns an equity interest in any non-corporate entity (including a partnership, limited partnership, limited liability company or joint venture).

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER


         Buyer, Buyer Acquisition Entity and Buyer Operating Partnership hereby represent and warrant to Target as follows:

5.1      Organization, Standing and Power.


         Buyer is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Buyer wholly owns Buyer Acquisition Entity. Buyer Acquisition Entity is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Buyer Acquisition Entity is the sole general partner of Buyer Operating Partnership and also indirectly wholly owns Buyer Operating Partnership. Buyer Operating Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Buyer has, prior to the date of this Agreement, delivered to Target true, complete and correct copies of the Charter, bylaws or other organizational documents of each of Buyer Acquisition Entity and Buyer Operating Partnership, each as amended and in full force and effect as of the date of this Agreement. Since the date of its formation, neither Buyer Acquisition Entity nor Buyer Operating Partnership has carried on any business or conducted any operations other than the execution of this Agreement, the performance of its respective obligations hereunder and matters ancillary thereto.

5.2      Authority; No Breach by Agreement.

         (a) Buyer, Buyer Acquisition Entity and Buyer Operating Partnership have all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and each instrument required hereby to be executed and delivered by Buyer, Buyer Acquisition Entity and Buyer Operating Partnership prior to or at the Merger Effective Time and the consummation of the transactions contemplated herein have been duly and validly authorized by all requisite corporate or limited partnership action in respect thereof on the part of Buyer,

Buyer Acquisition Entity and Buyer Operating Partnership. This Agreement has been duly executed and delivered by Buyer, Buyer Acquisition Entity and Buyer Operating Partnership and, assuming this Agreement constitutes the legal, valid and binding obligation of Target and Target Operating Partnership, is a legal, valid, and binding obligation of each of Buyer, Buyer Acquisition Entity and Buyer Operating Partnership, enforceable against such Person in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution and delivery of this Agreement by Buyer, Buyer Acquisition Entity or Buyer Operating Partnership nor the consummation by any of them of the transactions contemplated hereby, nor compliance by any of them with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the organizational documents of Buyer, Buyer Acquisition Entity or Buyer Operating Partnership, or (ii) except as disclosed in Section 5.2(b)(ii) of the Buyer Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Buyer under, any Contract or Permit of Buyer, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, or (iii) assuming that all consents, approvals, authorizations and other actions described in Section 5.2(c) have been obtained and all filings and obligations described in Section 5.2(c) have been made, except as disclosed in Section 5.2(b)(iii) of the Buyer Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to Buyer or any of its Assets, where such Default, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

         (c) No notice to, filing, recordation, declaration or registration with, action by or in respect of, or Consent of, any Regulatory Authority is necessary for the execution and delivery of this Agreement by Buyer, Buyer Acquisition Entity or Buyer Operating Partnership, the consummation by any of them of the Merger and the other transactions contemplated in this Agreement or the compliance by any of them with the applicable provisions of this Agreement other than (i) any filings required by Securities Laws, (ii) the filing with the SEC and AMEX of the Proxy Statement, (iii) the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland and the filing of the LP Certificate of Merger with the Secretary of State of the State of Delaware, (iv) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any Employee Benefit Plans sponsored or maintained by Target or a Target Subsidiary, (v) compliance with applicable requirements of state securities or "blue sky" Laws, the rules and regulations of the AMEX and applicable requirements of Takeover Statutes and
(vi) notices, filings, recordations, declarations, registrations and actions that, if not obtained or made, would not reasonably be expected to result in a Buyer Material Adverse Effect.

         (d) Except as disclosed in Section 5.2(d) of the Buyer Disclosure Memorandum or otherwise disclosed to Target, there is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against Buyer, Buyer Acquisition Entity or Buyer Operating Partnership, in each case which would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

5.3      Statements True and Correct.

         (a) None of the information supplied in writing or to be supplied in writing by Buyer or any subsidiary thereof for inclusion in the Proxy Statement to be mailed to Target's stockholders in connection with the Stockholders Meeting will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Target, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders Meeting.

         (b) All documents that Buyer, Buyer Acquisition Entity or Buyer Operating Partnership is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

5.4      Equity Commitment.

         Buyer has (or has access to) sufficient funds to pay the amount that will constitute the Exchange Fund at the Closing.

                                   ARTICLE VI

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1      Affirmative Covenants of Target.

         From the date of this Agreement until the earlier of the Merger Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Target shall, and shall cause each of its Subsidiaries to,
(A) operate its business only in (i) such a manner as to permit Target to continue to operate as a REIT for the taxable year of Target that includes the Merger Effective Time and (ii) the usual, regular, and ordinary course and substantially the same manner as heretofore operated, (B) use reasonable best efforts to conduct its operations in compliance with applicable Laws and maintain and preserve intact its business (corporate or otherwise) organization, goodwill and Assets (in good repair and condition) and maintain its rights and franchises and its current relationships with lessees, suppliers and other Persons with which it has significant business relations, (C) keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted, (D) prepare and file all Tax Returns (or obtain extensions thereof) required to be filed by them on or before the Closing Date ("Post-Signing Returns"), (E) fully and timely pay all

Taxes due and payable in respect of such Post-Signing Returns that are so filed,
(F) properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to Merger Effective Time in a manner consistent with past practice, (G) terminate all Tax sharing agreements to which Target or any of the Target Subsidiaries is a party such that there are no further Liabilities thereunder (provided that the foregoing does not apply to Tax Protection Agreements existing as of the date of this Agreement) and (H) take no action which would (1) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, (2) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, or (3) be intended to result in any of the conditions to the Merger set forth in Article VIII not being satisfied, except in every case as may be required by applicable Law.

6.2      Negative Covenants of Target.

         From the date of this Agreement until the earlier of the Partnership Merger Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Target covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

         (a) except as noted in Section 6.2(a) of the Target Disclosure Memorandum, amend the Charter or Bylaws of Target or the articles or certificate of incorporation, bylaws, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any Target Subsidiary; or

         (b) except as noted in Section 6.2(b) of the Target Disclosure Memorandum and with respect to the payment of (i) the Special Dividend determined in accordance with Section 7.16(b) hereof, (ii) the Transaction Fees and Expenses, (iii) any principal amounts owed or owing under existing Indebtedness, (iv) the purchase price and commercially reasonable and customary transaction costs incurred in connection with closing the acquisitions of the Pending Acquisition Properties or (v) any items set forth in Section 4.9(j) of the Target Disclosure Memorandum, incur, assume, guarantee or otherwise become liable for any Indebtedness or other obligation, including any guarantee obligations, for borrowed money (directly, contingently or otherwise) or refinance or prepay any Indebtedness of Target or its Subsidiaries or make any loan or advance to any other Person (other than loans or advances to a wholly owned Target Subsidiary); or

         (c) except as set forth in Section 6.2(c) of the Target Disclosure Memorandum, (i) directly or indirectly repurchase, redeem, or otherwise acquire or exchange any securities of Target or any Target Subsidiary, other than (x) in connection with the redemption of Target OP Units in accordance with the Target OP Agreement, (y) exchanges in the ordinary course under Employee Benefit Plans sponsored or maintained by Target or a Target Subsidiary upon the exercise of any stock option or other award outstanding on the date hereof and issued pursuant to the Stock Option Plan disclosed in Section 4.3(b) of the Target Disclosure Memorandum, or (z) the use of Target Common Stock to pay the exercise price or tax withholding in connection with equity-based Employee Benefit Plans sponsored or maintained by Target or a Target Subsidiary by the participants therein, or (ii) subject to the exceptions described in the next sentence, declare, set aside or pay any dividend or make any other distribution in respect of Target's stock or the equity interests of any Target Subsidiary that is not indirectly wholly owned by Target or Target Operating Partnership. Such restrictions on distributions and dividends shall not apply to (A) Target with respect to regular cash distributions at a rate not in excess of $0.26 per share of Target Common Stock, declared and paid quarterly, (B) Target Operating Partnership in connection with corresponding distributions payable to holders of Target OP Units or (C) the Special Dividend. Such restrictions on distributions and dividends shall also not apply to the extent a distribution (or increase in a distribution) by Target is necessary for Target to maintain REIT status, avoid the incurrence of any Taxes under Section 857 of the Code, or avoid the imposition of any excise taxes under Section 4981 of the Code; provided, that Target shall furnish Buyer with prior written notice of its intention to pay any such distribution or dividends, shall consult in good faith with Buyer with respect thereto and shall provide Buyer with a statement of the calculation relevant to Target's determination that such dividend or distribution was so required; or

         (d) except for (i) transactions contemplated by this Agreement, (ii) pursuant to (x) the exercise of stock options outstanding under the Stock Option Plan as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or (y) the redemption of Target OP Units (Common) pursuant to the Target OP Agreement as in effect on the date hereof, or (iii) as disclosed in
Section 6.2(d) of the Target Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding or cause to become exercisable any otherwise unexercisable right granted for, any additional shares of Target capital stock or voting securities or any capital stock or voting securities of any Target Subsidiary (including any Target OP Units), or any stock appreciation rights, or any option, warrant, convertible or exchangeable security or other Equity Right relating to Target or any Target Subsidiary; or

         (e) adjust, split, combine, classify, or reclassify any shares of stock or any other equity interests or Equity Rights of Target or any Target Subsidiary or authorize the issuance of any securities in respect of or in substitution for such shares of stock, equity interests or other Equity Rights; or

         (f) except as disclosed in Section 6.2(f) of the Target Disclosure Memorandum, sell, lease, mortgage or otherwise dispose of or encumber any shares of stock of or any other equity interests of Target or any Target Subsidiary or amend the terms of any security of Target or any Target Subsidiary; or

         (g) except as disclosed in Section 6.2(g) of the Target Disclosure Memorandum, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than in a wholly owned Target Subsidiary, or otherwise acquire direct or indirect control over any Person other than in connection with (i) foreclosures in the ordinary course of business, or (ii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

         (h) except as disclosed in Section 6.2(h) of the Target Disclosure Memorandum, (i) grant any increase in compensation or benefits to the employees or officers of Target or any Target Subsidiary, except as required by Law or any Contract in effect on the date of this

Agreement and except for increases in the ordinary course of business and consistent with past practice to employees with a salary less than $100,000 per year, (ii) pay any severance or termination pay or any bonus other than (A) in the ordinary course of business provided the severance or termination payment or bonus payment to any single individual does not exceed $25,000 or (B) pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 6.2(h) of the Target Disclosure Memorandum, (iii) enter into or amend any contractual obligation with any officers or Affiliates of Target or any Target Subsidiary, (iv) enter into any contractual obligation with any new employee or consultant of Target or any Target Subsidiary except for obligations entered into in the ordinary course of business and consistent with past practice that involves or may involve annual payments not in excess of $100,000, or (v) grant any increase in fees or other increases in compensation or other benefits to directors of Target or any Target Subsidiary; or

         (i) adopt any new Employee Benefit Plan of Target or any Target Subsidiary or terminate or withdraw from, or make any material change in or to, any existing Employee Benefit Plans of Target or any Target Subsidiary other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such Employee Benefit Plans, except as required by Law or the terms of such plans; or

         (j) make any change in any Tax accounting method or any material change in any accounting methods or systems of internal accounting controls, except as may be required to conform to changes in Tax Laws or GAAP; or

         (k) (i) make, change, or rescind any express or deemed election relative to Taxes, unless such election or rescission is required by Law or necessary (A) to preserve Target's status as a REIT, or (B) to qualify or preserve the status of any Target Subsidiary as a partnership for federal income tax purposes, as a qualified REIT subsidiary under Section 856(i) of the Code, or as a taxable REIT subsidiary under Section 856(l) of the Code, as the case may be (in which event Target shall promptly notify Buyer of such election and Target or the applicable Target Subsidiary shall make such election in a timely manner), (ii) amend any material Tax Return, or settle or compromise any material federal, state, local or foreign Tax Liability, audit, claim or assessment, (iii) waive or extend the statute of limitations with respect to the Taxes of Target or any Target Subsidiary, (iv) enter into any material closing agreement related to Taxes, (v) surrender any right to claim any material Tax refund or (vi) take any action that could reasonably be expected to cause Target to fail to continue to qualify as a REIT; or

         (l) enter into, amend or modify any Tax Protection Agreement or take any action that would, or could reasonably be expected to, violate any Tax Protection Agreement or otherwise give rise to any Liability of Target or any Target Subsidiary with respect thereto; or

         (m) except as disclosed in Section 6.2(m) of the Target Disclosure Memorandum, pay, discharge or satisfy any claim, liability, Lien or obligation with respect to, or settle or compromise any Litigation pending, threatened against or affecting Target or any Target Subsidiary, including Litigation relating to the transactions contemplated by this Agreement brought by any current, former or purported holder of any securities of Target, the Target Operating Partnership or any other Target Subsidiary; provided that routine claims, liabilities, obligations and Litigation in the ordinary course of business may be paid, discharged, settled or compromised for monetary amounts only (and not for any equitable remedy) if the amount expended does not exceed $50,000 for any single matter and $250,000 in the aggregate for all such matters; or

         (n) make capital expenditures, other than capital expenditures disclosed in Section 6.2(n) of the Target Disclosure Memorandum and other than capital expenditures made in the ordinary course of business and consistent with past practice in an amount not exceeding $50,000 in each instance and $2,000,000 in the aggregate for all instances; or

         (o) except as disclosed in Section 6.2(o) of the Target Disclosure Memorandum, enter into (i) any Contract that would be required to be disclosed as a Target Contract if entered into prior to the date hereof or (ii) any Contract with a term longer than one year which cannot be terminated without material penalty upon notice of sixty (60) days or less; or

         (p) except as disclosed in Section 6.2(p) of the Target Disclosure Memorandum, terminate or amend any Target Contract or other material Contract (including any Loan Contract) or waive, release, compromise or assign any material rights or claims; or

         (q) except as disclosed in Section 6.2(q) of the Target Disclosure Memorandum sell, lease, mortgage, subject to any material Lien or otherwise dispose of any Target Property (including, for avoidance of doubt, the Property (as defined in that certain Agreement for the Purchase of Real Property, dated as of March 14, 2005, by and between Shugart Management, Inc. and Target Operating Partnership, as amended)) or modify or waive any rights under any agreements that created a Permitted Title Exception or enter into any contract or agreement to acquire any real property Assets or enter into any contract for any broker, promoter or similar agent to market or otherwise offer for sale or refinance any real property Assets of Target or any Target Subsidiary; or

         (r) except as disclosed in Section 6.2(r) of the Target Disclosure Memorandum, sell, lease, license, transfer, exchange, swap, acquire, mortgage, subject to any material Lien or otherwise dispose of any of personal property or intangible property, except sales or acquisitions of equipment which are not material to Target and the Target Subsidiaries or their respective businesses or operations taken as a whole which are made in the ordinary course of business; or

         (s) enter into or make any loans to any of its officers, directors, employees, agents or consultants or make any change in existing borrowing or lending arrangements for or on behalf of any of such persons; or

         (t) except as necessary in the ordinary conduct of the business of the Target and the Target Subsidiaries and consistent with past practice, dispose of, grant or obtain, or permit to lapse any rights to, any Intellectual Property, or dispose of or disclose to any Person, other than representatives of Buyer, any Trade Secret; or

         (u) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization; or

         (v) enter into any transaction, agreement or arrangement between (i) Target or any Target Subsidiary on the one hand and (ii) any affiliate of Target (other than any Target Subsidiary) on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K; or

         (w) permit any insurance policy to terminate or lapse without replacing such policy with comparable coverage or amend or cancel any insurance policy; or

         (x) initiate or consent to any material zoning reclassification of any Target Property or any other material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any Target Property; or

         (y) fail to use its commercially reasonable efforts to comply or remain in compliance with the material terms of any agreement relating to any outstanding Indebtedness of Target or any Target Subsidiary; or

         (z) except as disclosed on Section 6.2(z) of the Target Disclosure Memorandum, consummate any transaction for the acquisition of a Pending Acquisition Property;

         (aa) except as disclosed in Section 6.2(aa) of the Target Disclosure Memorandum, agree, commit or arrange to take any action prohibited under this
Section 6.2.

6.3      Covenants of Buyer.

         From the date of this Agreement until the earlier of the Merger Effective Time or the termination of this Agreement, unless the prior written consent of Target shall have been obtained, and except as otherwise expressly contemplated herein, Buyer covenants and agrees that it shall take no action, and shall cause its Subsidiaries to take no action, which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, or (iii) be intended to result in any of the conditions to the Merger set forth in Article VIII not being satisfied, except in every case as may be required by applicable Law. Buyer Acquisition Entity covenants and agrees that it will perform its obligations as general partner of the Surviving Partnership as set forth in the Target OP Agreement, as such agreement is currently in effect and as it may be amended pursuant to the terms thereof.

6.4      Adverse Changes in Condition.

         Each of Target and Buyer agree to give written notice promptly to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, in the case of Target, a Target Material Adverse Effect and in the case of Buyer, a Buyer Material Adverse Effect, as applicable, or (ii) if unremedied by the Merger Effective Time, would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable best efforts to prevent or promptly to remedy the same; provided, however, that no such notification shall affect the representations and warranties of any Party or relieve any party of any breach of any such representation or warranty or affect the remedies available to the party receiving notice hereunder.

6.5      Reports.

         Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Merger Effective Time and shall deliver to the applicable counterparties copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present in all material respects the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

7.1      Proxy Statement; Stockholder Approval.

(a) Target shall as soon as practicable following the date of this Agreement prepare and file with the SEC a proxy statement with respect to the meeting of the stockholders of Target in connection with the Merger (the "Proxy Statement"), and Target shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Each Party shall notify the applicable counterparties promptly of the receipt of any comments from the SEC or its staff and or any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply the other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Target will provide Buyer and its counsel with a reasonable opportunity to review and comment on the Proxy Statement and any supplement or amendment thereof, and Target shall give due regard to such comments. Target agrees that (i) none of the information with respect to the Target or its Subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. If at any time prior to receipt of the Requisite Target Vote there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, Target shall promptly inform Buyer and provide Buyer and its counsel with a reasonable opportunity to review and comment on such amendment or supplement and give due regard to such comments and prepare and mail to its stockholders such an amendment or supplement. Target shall not file with the SEC or mail any Proxy Statement, or any amendment or supplement thereto, to which Buyer reasonably objects.

         (b) As promptly as practicable after the execution and delivery of this Agreement, Target, acting through its Board of Directors, shall, in accordance with applicable Law, duly call, give notice of, convene and hold a special meeting of its stockholders, which meeting shall be held as promptly as practicable following the mailing of the Proxy Statement, for the purpose of considering and taking action upon the approval of this Agreement and the Merger, and Target agrees that this Agreement and the Merger shall be submitted at such meeting. Except as permitted by Section 7.2(b), Target shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors that the stockholders of Target approve the Merger and this Agreement and shall use commercially reasonable efforts to obtain such approval (including the solicitation of proxies to be exercised in favor of the Agreement and the Merger).

         (c) Buyer agrees that none of the information with respect to Buyer or its Subsidiaries supplied by or on behalf of Buyer to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Stockholders Meeting any event or circumstances relating to Buyer, or its respective officers or directors, should be discovered by Buyer that should be set forth in an amendment or a supplement to the Proxy Statement, Buyer shall promptly inform Target (which shall file such amendment or supplement with the SEC).

7.2      Other Offers, Etc.

         (a) Target and each Target Subsidiary shall, and shall cause each of their Affiliates and each of their respective officers and directors to, and shall use their commercially reasonable efforts to cause their respective employees and Representatives to, immediately cease any existing negotiations, or discussions with any third party that may be ongoing with respect to any Acquisition Proposal and shall use its commercially reasonable efforts to cause any such parties in possession of confidential information about Target that was furnished by or on behalf of Target to return or destroy all such information in the possession of such third party or its officers, directors, Affiliates, employees or Representatives (it being understood and agreed that any such request to return or destroy information shall not be deemed to revoke any invitation previously made by Target to any third party to make an Acquisition Proposal). Target and each Target Subsidiary shall not take, and shall cause its Affiliates and each of their respective officers and directors not to take, and shall use its commercially reasonable efforts to cause its employees and Representatives not to take, any action directly or indirectly to (i) solicit, initiate or induce the making or submission of any Acquisition Proposal, (ii) enter into any letter of intent, agreement, arrangement or understanding with respect to any Acquisition Proposal, other than a confidentiality agreement referred to below, in accordance with the terms and under the circumstances contemplated below in this Section 7.2(a), or approve, endorse or recommend any Acquisition Proposal (or publicly announce an intention to approve, endorse or recommend any Acquisition Proposal) or enter into any agreement, arrangement or understanding that would require Target to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement,
(iii) initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any nonpublic information to, or afford access to any of the properties, Assets, books or records of Target or any Target Subsidiary to, any Person in connection with or in furtherance of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, or (iv) grant any waiver or release under any standstill or similar provision (whether in a separate agreement, a confidentiality agreement or otherwise) with respect to Target or any Target Subsidiary other than a waiver or release limited to permitting another Person to initiate (by means of written correspondence to the Board of Directors of Target) nonpublic negotiations or discussions that are permitted by the proviso below; provided, that so long as there has been no material breach of this Section 7.2(a), prior to the Stockholders Meeting, Target, in response to an Acquisition Proposal that was not solicited from the date hereof by Target or any Target Subsidiary or any of their respective officers, directors, employees, Affiliates or Representatives, may request clarifications from, furnish information to, or enter into negotiations or discussions with, any Person which makes such unsolicited Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement with Target containing customary terms and conditions and which does not contain any terms that would prevent Target from complying with its obligations pursuant to this Section 7.2; except that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions of the Confidentiality Agreement, or omits restrictive provisions contained in the Confidentiality Agreement, then the Confidentiality Agreement shall be deemed to be automatically amended to contain in substitution for such comparable provisions such less restrictive provisions, or to omit such restrictive provisions, as the case may be, and in connection with the foregoing, Target agrees not to waive any of the provisions in any such confidentiality agreement without waiving the similar provisions in the Confidentiality Agreements to the same extent, (B) Target complies in all material respects with the provisions of Section 7.2(c) hereof and (C) the Board of Directors of Target reasonably determines in good faith, after consultation with an independent nationally recognized investment bank and Target's outside legal advisors, that such Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal. Notwithstanding the foregoing, (1) the Board of Directors of Target may authorize a communication with any party that is limited to making such party aware of the existence of this Agreement, and (2) a director, officer, employee or Representative of Target or a Target Subsidiary may respond to an unsolicited communication by making such party aware that such director, officer, employee or Representative may not communicate with such party unless such party has first contacted the Board of Directors of Target in writing and the Board of Directors subsequently authorizes further communication.

         (b) Neither the Board of Directors of Target nor any committee thereof shall withdraw, withhold or modify, or propose to withdraw, withhold or modify, in a manner adverse to Buyer, the approval, adoption or recommendation, as the case may be, of the Merger, this Agreement or any of the other transactions contemplated hereby (a "Target Change of Recommendation"), or resolve to do any of the foregoing; provided, that the Board of Directors of Target may effect a Target Change of Recommendation prior to the Stockholders Meeting if (A) Target shall have given Buyer two (2) Business Days' written notice of its intention to effect a Target Change of Recommendation and (B) the Board of Directors of Target, in its good faith judgment and after being advised by reputable outside counsel experienced in such matters, shall have determined that the failure to take such action would result in a breach of the Board of Directors' duties to Target's stockholders under applicable Law. Notwithstanding anything to the contrary contained in
Section 7.2(b) or elsewhere in this Agreement, the Board of Directors of Target may take and disclose to the Target stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal, or making any other disclosure to the Target's stockholders if, the Board of Directors determines in its good faith judgment (after receipt of advice from reputable outside legal counsel experienced in such matters) that there is a reasonable basis to conclude disclosure is required under applicable Law.

         (c) Target shall promptly (and in any event within two (2) days of the receipt thereof) notify Buyer (in writing) after: (i) receipt of an Acquisition Proposal (including the identity of such offeror, a copy of such Acquisition Proposal, or if such Acquisition Proposal was not made in writing, a summary of the terms of such Acquisition Proposal), (ii) any request for information relating to the Target (including nonpublic information) or for access to the properties, books or records of the Target by any Person that has made an inquiry that could reasonably lead to an Acquisition Proposal, or (iii) receipt of an amendment to a previously disclosed Acquisition Proposal (including the identity of such offeror, a copy of such amendment or, if such amendment was not made in writing, a summary of the terms of such amendment). In addition, Target shall inform Buyer within two (2) days with respect to any material development relating to such Acquisition Proposal, including the entering into of discussions or negotiations, and any results of any discussions or negotiations (including any changes in material terms or conditions based thereon), with respect thereto. Target shall (within two (2) days that such information or access is provided to such third party) provide Buyer with all material information or access provided to any third party that has not previously been provided to Buyer regardless of whether Buyer previously requested such information (regardless of whether such information has been previously provided to Buyer). In the event of any Target Change of Recommendation, Target shall provide Buyer with the Target's stockholder lists and allow and facilitate Buyer's contact with Target's stockholders and prospective investors and following a Target Change in Recommendation such contacts may be made without regard to the limitations set forth in Section 7.5.

         (d) Subject to the provisions of this Agreement, the Parties acknowledge and agree that Target may, subject to compliance with the provisions of Section 9.1(h) hereof, accept a Superior Proposal, enter into an agreement for such Superior Proposal and terminate this Agreement concurrently therewith.

7.3      Consents of Regulatory Authorities.

         The Parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the OP Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

7.4      Consents of Third Parties.

         The Parties shall cooperate with each other and use their reasonable best efforts to obtain as promptly as practicable all Consents set forth on
Section 4.2(c)(ii) of the Target Disclosure Memorandum.

7.5      Agreement as to Efforts to Consummate.

         Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the Merger, the OP Merger and the other transactions contemplated by this Agreement, including using all reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article VIII; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

7.6      Information and Confidentiality.

         (a) Prior to the Merger Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger; provided, however, that no such notification shall affect the representations and warranties of any Party or the conditions to the obligations of any Party hereunder.

         (b) Any information or material obtained pursuant to this Section 7.6 shall be governed by the terms of the Confidentiality Agreement, dated as of June 5, 2006, between the Target and Babcock & Brown LP,(the "Confidentiality Agreement").

         (c) Target shall (and shall cause each Target Subsidiary to) afford to Buyer's Affiliates, officers, employees and Representatives reasonable access, upon reasonable advance notice, during normal business hours during the period from the date hereof to the Merger Effective Time, to all of the properties, books, contracts, commitments, personnel and records and accountants and other Representatives of Target and the Target Subsidiaries and, during such period, Target shall (and shall cause each Target Subsidiary to) (i) promptly furnish to Buyer (A) a copy of each report, schedule, registration statement and other document filed or received by it or any Target Subsidiary during such period pursuant to the requirements of federal or state securities Laws and (B) all other information concerning business, properties, assets and personnel of Target and the Target Subsidiaries as Buyer may reasonably request and (ii) instruct Target's employees, counsel and financial advisors to cooperate with Buyer in its investigation of

Target. Such access shall include access by Buyer's environmental consultants for the purpose of conducting environmental site assessments, which may include, at Buyer's sole discretion, Phase I environmental site assessments, and if conditions are revealed, or recommendations made in any Phase I report or any update thereto, Buyer may, subject to Target's reasonable approval and upon such conditions as Target may reasonably impose, also conduct Phase II environmental site assessments at any such locations (the usage of the terms "Phase I" and "Phase II" in this Agreement shall be as defined by ASTM). The Target shall reasonably cooperate and shall cause Target Subsidiaries to reasonably cooperate with Buyer and the environmental consultants in connection with the completion of the Phase I and Phase II environmental assessments and related activities, including making knowledgeable Target representatives available, and will permit such consultants access to the facilities of the Target and its Subsidiaries consistent with this Section 7.6 provided such assess shall not unreasonably interfere with rights of tenants or the operation of business at the Target Property. Copies of the resulting environmental assessment reports (including any drafts thereof) and all back-up documentation and data shall be promptly provided to Target. No information or knowledge obtained in any investigation pursuant to this Section 7.6 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or relieve any party of any breach of any such representation or warranty.

7.7      Press Releases.

         Target and Buyer shall mutually agree upon the form and substance of the initial press release related to this Agreement and the transactions contemplated hereby. Prior to the Merger Effective Time, Target and Buyer shall consult with each other as to the form and substance of, and provide each other with advance review of, any and all subsequent press releases or other public disclosures materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from the prompt filing of this Agreement as an exhibit on the Form 8-K filed pursuant to Item 1.01 thereof or making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

7.8      Employee Benefits and Contracts.

         (a) Immediately prior to the Closing Date, Target shall pay the amounts due to such of Target's senior executive officers under such senior executive officers' employment agreements, which agreements are set forth in Section 7.8 of the Target Disclosure Memorandum to the extent such agreements are not superseded effective as of the Closing Date.

         (b) Target and each Target Subsidiary shall take all actions as may be necessary under the Stock Option Plan to effect the cancellations described in
Section 2.4. In addition to the foregoing and subject to the terms of the Stock Option Plan and applicable Law, Target shall take all actions necessary to cause the Stock Option Plan to be terminated at or prior to the Partnership Merger Effective Time, and to reasonably satisfy Buyer that no holder of Existing Target Options or other awards under such plans or programs or participant in the Stock Option Plan, will have any right to acquire any interest in the Surviving Corporation, Buyer or any Subsidiary of Buyer, including Buyer Acquisition Entity, as a result of the exercise of Existing

Target Options or other awards or rights pursuant to such Stock Option Plan at or after the Merger Effective Time.

         (c) For a period of not less than one year commencing immediately following the Merger Effective Time, Buyer shall, or cause the Surviving Corporation to, provide to each employee of Target or a Target Subsidiary who remains employed by Buyer, the Surviving Corporation or the Surviving Partnership after the Merger Effective Time (a "Target Employee") compensation and employee benefits (other than equity-based compensation) that are substantially equivalent, in the aggregate, to the compensation and employee benefits (other than equity-based compensation, retention, sale, stay, special bonus or other change-in-control payments or awards) provided by Target immediately before the Merger Effective Time. If any Target Employee becomes a participant in an Employee Benefit Plan sponsored or maintained by Buyer or its Affiliates ("Buyer Plans"), in accordance with the eligibility criteria of such Buyer Plans, (i) such participants shall receive full credit for all service with Target and Target Subsidiaries prior to the Merger Effective Time for purposes of eligibility and vesting (but not benefit accrual), to the extent such service is taken into account under such Buyer Plans, (ii) such participants shall participate in the Buyer Plans on terms no less favorable than those offered by Buyer or its significant Affiliates to their similarly-situated employees, and (iii) with respect to any Buyer Plan that provides medical or health benefits, such Target Employees (and their eligible dependents) shall be given credit for co-payments made, amounts credited towards deductibles, co-insurance and out-of-pocket maximums under the corresponding Target Employee Benefit Plan in the year in which such Target Employee becomes a participant in such Buyer Plans. Buyer shall, or shall cause the Surviving Corporation to, preserve and provide all vacation, sick leave and paid time off accrued by each Target Employee under Target Employee Benefit Plans prior to the Merger Effective Time.

7.9      Indemnification; Directors' and Officers' Insurance.

         (a) For a period of six (6) years after the Merger Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors and officers of Target and each Target Subsidiary (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors and officers of Target and each Target Subsidiary (including the transactions contemplated by this Agreement) to the fullest extent required under Maryland Law, by Target's Charter and Bylaws as in effect on the date hereof and by the terms of any agreement between Target and an Indemnified Party set forth in
Section 7.8 of the Target Disclosure Memorandum, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not the Surviving Corporation is insured against any such matter.

         (b) With respect to acts or omissions occurring on or prior to the Merger Effective Time, Buyer and the Surviving Corporation shall, until the sixth anniversary of the Merger Effective Time and for so long thereafter as any claim for insurance coverage asserted on or prior to such date has not been fully adjudicated, cause to be maintained in effect, at no cost to the beneficiaries thereof, to the extent available, the policies of directors' and officers' liability insurance maintained by Target as of the date hereof or purchase "tail period" coverage for such six-year period to the extent that such insurance coverage can be maintained at an annual cost to the Surviving Corporation of not greater than 250% of the annual premium for Target's current insurance policies and, if such insurance coverage cannot be so purchased or maintained at such cost, providing as much of such insurance as can be so purchased or maintained at such cost.

         (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume its obligations set forth in this Section 7.8.

7.10     Stockholder Claims.

         Target shall (i) promptly notify Buyer of any action, suit, charge, complaint, grievance or proceeding commenced, or to Target's Knowledge, threatened against Target or any Target Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to the terms hereof or which relates to the consummation of the transactions contemplated hereby and (ii) give Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against Target and its directors relating to the Merger or any transaction contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Buyer's consent, which consent may be granted or withheld in the sole discretion of Buyer.

7.11     Delisting.

         Each Party agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist Target Common Stock from the AMEX and to terminate registration under the Exchange Act; provided, that such delisting and termination shall not be effective until the Merger Effective Time.

7.12     Takeover Statutes.

         If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Target and Buyer and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

7.13     Financing

         Target shall, and shall cause its Subsidiaries and its and their respective officers, directors, employees, Affiliates and Representatives to, reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by Buyer. Such cooperation by Target shall include, at the reasonable request of Buyer, (i) agreeing to enter into such customary agreements, and using commercially reasonable efforts to deliver such customary officer's certificates and opinions as are requested by Buyer, (ii) agreeing to pledge, grant security interests in, and otherwise grant liens on, Target's assets pursuant to such agreements as may be reasonably requested, provided that no obligation of Target under any such agreement, pledge or grant shall be effective until the Partnership Merger Effective Time, (iii) participating in meetings, "road shows" and sessions with rating agencies, (iv) using commercially reasonable efforts to prepare or participate in the preparation of business projections and financial statements for inclusion in offering documents, (v) causing its independent accountants and in-house general counsel to provide assistance to Buyer and (vi) providing to the Buyer's lenders financial and other information in Target's possession with respect to the transactions contemplated hereby, making Target's senior officers available to assist such lenders and otherwise reasonably cooperating in connection with the consummation of the Financing.

7.14     Section 16 Matters.

         Prior to the Merger Effective Time, Target shall use all commercially reasonable efforts to approve in advance, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act, any dispositions of shares of Target Common Stock or Target OP Units (Common) (including derivative securities with respect to Target Common Stock or Target OP Units (Common)) resulting from the transactions contemplated by this Agreement by each officer or director of Target who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of Target.

7.15     Transfer Taxes.

         Buyer and Target shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, "Transfer Taxes"), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Merger Effective Time, the Surviving Corporation shall pay or cause to be paid all Transfer Taxes, without deduction or withholding from the Common Stock Price Per Share.

7.16     Special Dividend.

         (a) No later than three (3) Business Days prior to the anticipated Closing Date, Target shall deliver to Buyer a certificate (the "FFO Certificate") setting forth Target's calculation of the Distributable FFO Amount (together with all supporting documentation), estimated as of the close of business on the last Business Day immediately prior to the anticipated Closing Date, together with a report thereon from the principal financial officer of Target stating that (i) the FFO Certificate was prepared in good faith and in accordance (except for adjustments with respect to the Transaction Fees and Expenses) with the accounting principles, policies and practices used by Target for the calculation of FFO (as such term is defined in Target's Annual Report on 10-K for the fiscal year ended December 31, 2005) and (ii) in the judgment of the principal financial officer of Target, the FFO Certificate fairly presents the Distributable FFO Amount, in each case, estimated as of the close of business on the last Business Day immediately prior to the anticipated Closing Date. Buyer and its Representatives shall be afforded a reasonable opportunity to review the books and records, supporting documentation and calculations used by Target to prepare the FFO Certificate. Unless reasonably objected to by Buyer, the FFO Certificate shall be binding on Target for purposes of calculating the Special Dividend. In the event Buyer objects to the FFO Certificate as provided above, Target and Buyer shall resolve such objection in a mutually agreeable manner. The Distributable FFO Amount, as modified by any mutual agreement of Target and Buyer, shall be the final and binding determination of the Distributable FFO Amount (such amount, the "Final Distributable FFO Amount").

         (b) Immediately prior to the Partnership Merger Effective Time, the Board of Directors of Target, in accordance with Law and Target's Charter and Bylaws, shall set a record date for, and declare payable, a special dividend (the "Special Dividend") on each share of Target Common Stock and OP Unit, in each case, outstanding as of the close of business on such date, in an amount equal to the Final Distributable Amount divided by the aggregate number of shares of Target Common Stock and OP Units, in each case, outstanding as of such date; provided, that, in no event shall the Special Dividend exceed an amount per share of Target Common Stock or OP Unit, as applicable, equal to $0.26 multiplied by the quotient equal to (i) the number of days between the last day of the last quarter for which full quarterly dividends on the shares of Target Common Stock have been declared and paid and the Closing Date (including the Closing Date) divided by (ii) the total number of days in the quarter in which the Closing Date occurs.

         (c) At or prior to the Partnership Merger Effective Time, Target shall provide to the Paying Agent cash in an amount sufficient to satisfy the Special Dividend (as determined in accordance with Section 7.16(b) above) to be distributed to the holders of Target Common Stock and OP Units in a manner consistent with the payment of Target's regular quarterly dividend.

7.17     Form of Election.

         (a) As promptly as practicable following the date of this Agreement, Buyer shall prepare a form of election, which form shall be reasonably acceptable to Target, as the general partner of Target Operating Partnership (the "Form of Election"). The Form of Election may be used by each holder of Target OP Units to affirmatively designate such holder's election to exchange all, but not less than all, of such holders' Target OP Units for (i) Preferred Units or (ii) Continuing Units, in each case, in lieu of the Partnership Merger Consideration.

         (b) If Buyer delivers an Election Notice to Target pursuant to Section 2.2(b) stating its intention to effect the OP Merger pursuant to the Election, then concurrently with the mailing of the Proxy Statement to Target's stockholders, Buyer shall mail Forms of Election to each holder of Target OP Units, together with any other materials that Target and Buyer mutually determine to be necessary or prudent. Any such holder's election to receive either Preferred Units or Continuing Units shall be effective only if a properly executed Form of Election is received by Buyer prior to 5:00 p.m. (New York City time), on the Business Day preceding the Stockholders Meeting. If a holder of Target OP Units fails to return a duly completed Form of Election within the time period specified above, such holder shall be deemed to have elected to convert each such holder's Target OP Units into the right to receive the Partnership Merger Consideration upon the conversion thereof in the OP Merger. The reasonable determination of Buyer shall be binding as to whether or not elections to receive Preferred Units or Continuing Units have been properly made. If Buyer determines that any election to receive Preferred Units or Continuing Units, as applicable, was not properly made, the Target OP Units with respect to which such election was not properly made shall be converted into the Partnership Merger Consideration upon the conversion thereof in the OP Merger. Buyer and Target by mutual agreement shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of Forms of Election and the issuance of Preferred Units or Continuing Units, as applicable, in the OP Merger.

         (c) Each holder of Target OP Units, as a condition to making a valid Election with respect to such holder's Target OP Units, shall (i) represent to Buyer that such holder is an "accredited investor" (within the meaning of Rule 501 of Regulation D promulgated under the Securities Act) and (ii) agree to be bound by the terms of the limited partnership agreement of the Surviving Partnership as it will be in effect immediately following the Partnership Merger Effective Time (which agreement shall incorporate the terms of the Preferred Units).

         (d) Target agrees to reasonably cooperate with Buyer in preparing any disclosure statement or other information to accompany the Form of Election.

                                  ARTICLE VIII

                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1      Conditions to Obligations of Each Party.


         The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction on or prior to the Partnership Merger Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Target and Buyer pursuant to Section 10.5:

         (a) Stockholder and Unitholder Approval. The stockholders of Target by the Requisite Target Vote shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the Target's Charter and the Target's Bylaws, or by the rules of the AMEX. The holders of Target OP Units by the Requisite Partner Approval shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the OP Merger, as and to the extent required by Law and the Target OP Agreement.

         (b) Regulatory Approvals. Other than the filing of the Articles of Merger and LP Certificate of Merger as contemplated by Section 1.3, all material Consents of, filings and registrations with, and notifications to all Regulatory Authorities required for consummation of the Merger and the other transactions contemplated by this Agreement, shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.

         (c) Injunctions. No Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which, as of the Closing Date, prohibits, restricts or makes illegal consummation of the Merger or any of the other transactions contemplated by this Agreement, including the OP Merger.

8.2      Conditions to Obligations of Buyer.


         The obligations of Buyer to effect the Merger and consummate the other transactions contemplated hereby are also subject to the satisfaction on or prior to the Partnership Merger Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Buyer pursuant to Section 10.5.

         (a) Representations and Warranties. The representations and warranties of Target set forth in this Agreement shall be true and correct when made and on the Closing Date as if made on the Closing Date (without giving effect to any Knowledge, materiality, "Specified Target Material Adverse Effect" or "Target Material Adverse Effect" qualifications or exceptions contained therein) unless the inaccuracies in respect of such representations and warranties, together in their entirety, do not and would not reasonably be expected to result in a Target Material Adverse Effect; provided, however, that in addition to the foregoing: (A) the representations and warranties contained in Sections 4.2(c)(i) and 4.3 shall be true and correct in all respects when made and on the Closing Date as if made on the Closing Date (subject to de minimis inaccuracies with respect to Section 4.3) and (B) the inaccuracies in respect of the representations and warranties contained in Sections 4.9 and 4.10 do not and would not reasonably be expected to have an aggregate effect or impact in excess of $15,000,000 (a "Specified Target Material Adverse Effect"); provided, further, that representations and warranties that speak as of a specified date shall only be true and correct to such extent as of such date. Target shall have delivered to Buyer a certificate, signed on behalf of Target by the Chief Executive Officer of Target, to such effect.

         (b) Covenants. Target shall have performed or complied in all material respects with all material obligations, agreements or covenants required to be performed under this Agreement on or prior to the Closing Date. Target shall have delivered to Buyer a certificate, signed on behalf of Target by the Chief Executive Officer of Target, to such effect.

         (c) Tax Opinion. Buyer and Buyer Acquisition Entity shall have received a tax opinion of DLA Piper Rudnick Gray Cary US LLP, tax counsel to Target, dated as of the Closing Date and reasonably satisfactory to Buyer, opining that Target has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code for all taxable periods commencing with Target's taxable year ended December 31, 2001 through and including the Closing Date. Such opinion shall be based, in part, on customary assumptions and customary factual representations of Target and the Target Subsidiaries.

8.3      Conditions to Target's Obligation to Effect the Merger.

         The obligation of Target to effect the Merger and consummate the other transactions contemplated hereby are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Target pursuant to Section 10.5.

         (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct when made and on the Closing Date as if made on the Closing Date unless the inaccuracies (without giving effect to any Knowledge, materiality or "Buyer Material Adverse Effect" qualifications or exceptions contained therein) in respect of such representations and warranties, together in their entirety, do not and would not reasonably be expected to result in a Buyer Material Adverse Effect; provided, however, that representations and warranties that speak as of a specified date shall only be true and correct to such extent as of such date. Buyer shall have delivered to Target a certificate, signed on behalf of Buyer by the Chief Executive Officer of Buyer, to such effect.

         (b) Covenants. Buyer shall have performed or complied in all material respects with all material obligations, agreements or covenants required to be performed under this Agreement on or prior to the Closing Date. Buyer shall have delivered to Target a certificate, signed on behalf of Buyer by the Chief Executive Officer of Buyer, to such effect.

                                   ARTICLE IX

                                   TERMINATION

9.1      Termination.

         Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Target, this Agreement may be terminated and the Merger and the OP Merger abandoned at any time prior to the Partnership Merger Effective Time:

         (a) By mutual written agreement of Buyer and Target; or

         (b) By Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Target set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Sections 8.2(a) or 8.2(b) not to be satisfied, and (ii) cannot be or has not been cured prior to the earlier of (x) the thirtieth (30th) calendar day following receipt by Target of written notice of such breach from Buyer and (y) the Termination Date; or

         (c) By Target, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Sections 8.3(a) or 8.3(b) not to be satisfied, and (ii) cannot be or has not been cured prior to the earlier of (x) the thirtieth (30th) calendar day following receipt by Buyer of written notice of such breach from Target and (y) the Termination Date; or

         (d) By either Buyer or Target in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such Regulatory Authority or if any action taken by such Regulatory Authority is not appealed within the time limit for appeal, or (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any Party whose material failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of any of the foregoing events; or

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         (e) By either Buyer or Target, if this Agreement and the transactions contemplated hereby including the Merger, shall not have received the Requisite Target Vote at the Stockholders Meeting where such matters were presented to such stockholders for approval and voted upon; or

         (f) By either Buyer or Target in the event that the Merger shall not have been or cannot be consummated by June 30, 2007, (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(f) shall not be available to any Party whose material failure to fulfill any obligation under this Agreement shall have been the principal cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date; or

         (g) By Buyer, if (x) Target shall have (A) effected a Target Change of Recommendation or failed to solicit proxies in favor of the Merger; (B) delivered a Superior Proposal Notice (as defined herein) to Buyer, (C) failed to recommend against a publicly announced Acquisition Proposal or any Acquisition Proposal communicated to the Target which is the subject of public rumor or speculation within ten (10) Business Days of being requested to do so by Buyer,
(D) breached its obligations under Section 7.1 or Section 7.2 hereof in any material respect or (E) approved or recommended or entered into any agreement, arrangement or understanding (other than a confidentiality agreement permitted by and in accordance with Section 7.2(a)) with respect to, any Acquisition Proposal; (y) Target's Board of Directors shall have resolved to take any of the actions set forth in preceding subclause (x); or (z) a tender offer or exchange offer constituting an Acquisition Proposal is commenced and the Target shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 Business Days after such tender or exchange offer is first published sent or given, a statement disclosing that the Target recommends rejection of such tender or exchange offer; or

         (h) By Target, if prior to obtaining the Requisite Target Vote, an Acquisition Proposal is received and the Board of Directors of Target reasonably determines in good faith after consultation with an independent nationally recognized investment bank and Target's outside legal advisors that such Acquisition Proposal constitutes a Superior Proposal and determines to terminate this Agreement in accordance with Section 7.2(d) and enter into an agreement to effect the Superior Proposal; provided, that Target may not terminate this Agreement pursuant to this Section 9.1(h) unless (i) Target shall have complied in all material respects with the provisions of Section 7.2 hereof, (ii) Target shall have given Buyer three (3) Business Days' written notice of the material terms of such Superior Proposal and its intention to terminate this Agreement pursuant to this Section 9.1(h) (a "Superior Proposal Notice"), (iii) the Board of Directors of Target shall have taken into account any revised proposal made by Buyer to Target within three (3) Business Days following Buyer's receipt of the Superior Proposal Notice (the "Match Period") and again the Board of Directors of Target shall have determined in good faith after consultation with an independent nationally recognized investment bank and Target's outside legal advisors that the original Acquisition Proposal that was the subject of the Superior Proposal Notice remains a Superior Proposal (provided that, if the third party whose Acquisition Proposal was the subject of the Superior Proposal Notice modifies or amends such proposal during the Match Period, a new three (3) Business Day period shall begin for purposes of clauses (ii) and (iii) of this proviso), (iv) concurrent with such termination, Buyer has received the Termination Fee by wire transfer in same day funds and (v) simultaneously or substantially

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simultaneously with such termination Target enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal.

9.2      Effective Termination; Certain Fees and Expenses.

         (a) If this Agreement is validly terminated by either Target or Buyer pursuant to Section 9.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either Target or Buyer (or any of their respective Representatives or Affiliates), except (i) that the provisions of the Confidentiality Agreement, this Section 9.2 and Article X will continue to apply following any such termination, (ii) that, except as provided in Section 8.2(b), nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement or fraud and (iii) as provided in paragraph (b) below.

         (b) Notwithstanding the foregoing, if this Agreement is terminated pursuant to:

                  (i) Sections 9.1(b) (provided, that the breach giving rise to such termination pursuant to Section 9.1(b) was willful), 9.1(d)(i), 9.1(e) or 9.1(f) and (A) at any time after the date hereof, an Acquisition Proposal is publicly disclosed, publicly proposed or otherwise communicated to the Board of Directors of Target and (B) prior to the twelve (12) month anniversary of such termination a Qualifying Transaction (as defined herein), or an agreement providing therefor, shall have been entered into or approved by the Board of Directors of Target or a committee thereof, or any such Qualifying Transaction is consummated; or

                  (ii) Sections 9.1(g) or 9.1(h),

then Target shall (1) in the case of termination pursuant to clause (i) of this
Section 9.2(b), upon the earlier to occur of the execution of such definitive agreement or the consummation of such Qualifying Transaction or (2) in the case of termination pursuant to clause (ii) of this Section 9.2(b), concurrently with such termination, pay to Buyer a fee in the amount of $12,500,000 (the "Termination Fee"), payable by wire transfer of immediately available funds to an account designated by Buyer or by a bank guaranteed check if Buyer fails to designate an account. If Target fails to promptly pay the Termination Fee in accordance with the provisions of this Section 9.2(b), and, in order to obtain such payment Buyer commences a suit which results in a judgment against Target for the payment of the Termination Fee, Target shall pay to Buyer its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on any unpaid amount of the Termination Fee at a rate equal to 2% plus the prime lending rate as published in The Wall Street Journal for the last Business Day prior to the date of payment, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

         (c) Target acknowledges that the agreements contained in this Section
9.2 are an integral part of the transactions contemplated by this Agreement and not a penalty, and that, without these agreements, Buyer would not enter into this Agreement.

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9.3      Non-Survival of Representations and Covenants.

         The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Merger Effective Time except this Section 9.3 shall not limit any covenant or agreement of the Parties, which by its terms contemplates performance after the Merger Effective Time.

                                   ARTICLE X

                                  MISCELLANEOUS

10.1     Definitions.

         Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

         "Acquisition Proposal" means any inquiry, proposal or offer or any indication of interest (whether communicated to Target or publicly announced to Target's stockholders) by any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) (other than Buyer or any of its Affiliates) for an Acquisition Transaction involving Target or any of its Subsidiaries.

         "Acquisition Transaction" means (i) any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (x) any direct or indirect acquisition or purchase by any Person or "Group" (other than Buyer or any of its Affiliates) of 15% or more in interest of any class of securities (including the Target OP Units (Common)) of Target or any Target Subsidiary in a single transaction or a series of related transactions, (y) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) (other than Buyer or any of its Affiliates) beneficially owning 15% or more in interest of the total outstanding class of any securities of Target or any Target Subsidiary or the filing with the SEC of a Registration Statement under the Securities Act or any statement, schedule or report under the Exchange Act in connection therewith, or (z) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Target or any Target Subsidiary (each, a "Business Combination Transaction"), including any acquisition by Target or any Target Subsidiary of a third party pursuant to a Business Combination Transaction in which the stockholders of such third party own 15% or more of any class of securities of Target or any Target Subsidiary following such Business Combination Transaction; (ii) any sale or lease, or exchange, transfer, license, acquisition or disposition of 15% or more of the consolidated assets of Target and its Subsidiaries; (iii) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to materially dilute the benefits to Buyer of the transactions contemplated hereby or (iv) any public announcement by or on behalf of Target, any Target Subsidiary or any of their respective Affiliates or any of their respective officers, directors, employees or Representatives or by any third-party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

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         "Affiliate" of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person and (ii) any officer or director, of such Person.

         "Agreement" shall have the meaning set forth in the first paragraph of this Agreement.

         "AMEX" means the American Stock Exchange, Inc.

         "Articles of Merger" shall have the meaning set forth in Section 1.3.

         "Assets" of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

         "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

         "Buyer" shall have the meaning set forth in the first paragraph of this Agreement.

         "Buyer Acquisition Entity" shall have the meaning set forth in the first paragraph of this Agreement.

          "Buyer Disclosure Memorandum" means the letter entitled "Buyer Disclosure Memorandum," dated the date hereof, delivered to Target describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

         "Buyer Material Adverse Effect" means an event, change, occurrence, effect, fact, violation, development or circumstance which, individually or together with any other event, change, occurrence, effect, fact, violation, development or circumstance has or results in a material adverse impact on the ability of Buyer to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

         "Buyer Operating Partnership" shall have the meaning set forth in the first paragraph of this Agreement.

         "Buyer Plans" shall have the meaning set forth in Section 7.7(d).

         "Cancelled OP Units" shall have the meaning set forth in Section
2.2(a).

         "Cancelled Shares" shall have the meaning set forth in Section 2.1(c).

         "Certificates" shall have the meaning set forth in Section 3.2.

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         "Charter" of a Person incorporated under the Laws of the State of
Maryland means such Person's charter as defined in the MGCL.

         "Closing" shall have the meaning set forth in Section 1.2.

         "Closing Date" shall have the meaning set forth in Section 1.2.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Common Stock Price Per Share" shall have the meaning set forth in
Section 2.1(b).

         "Confidentiality Agreement" shall have the meaning set forth in Section 7.5(b).

         "Consent" means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

         "Construction Projects" shall have the meaning set forth in Section 4.9(j).

         "Contract" means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, bond, credit agreement, note, mortgage, loan, guarantee of Indebtedness instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document (including, in each case, all amendments, modifications and supplements thereto) to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

         "Continuing Units" shall have the meaning set forth in Section 2.2(b).

         "Default" means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, beyond any applicable grace or cure period, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

         "Distributable FFO Amount" means, with respect to Target, net income (computed in accordance with GAAP), excluding gains (losses) from sales of property and the Transaction Fees and Expenses, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

         "DOL" shall have the meaning set forth in 4.13(b).

         "DRIP" shall have the meaning set forth in Section 2.5.

         "DRULPA" shall have the meaning set forth in the Preamble.


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

         "Election" shall have the meaning set forth in Section 2.2(b).

         "Election Notice" shall have the meaning set forth in Section 2.2(b).

         "Employee Benefit Plan" means each employment, severance, termination, consulting, pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, stock purchase, equity incentive, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, policy or arrangement, medical, hospitalization, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability, tuition refund, company car, scholarship, relation or any other employee benefit plan, policy or arrangement or fringe benefit plan, including any "employee benefit plan," as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not any of the foregoing is or are intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

         "Encumbrances" shall have the meaning set forth in Section 4.9(a).

         "Environmental Claims" shall have the meaning set forth in Section 4.10(b).

         "Environmental Laws" means all Laws relating to pollution or protection of human health or safety or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

         "Equity Rights" means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock, membership interests or units of general or limited partnership interest, any Contract or arrangement to make any payments based on the market price or value of the shares including stock appreciation rights and other profit participation instruments, membership interests or units of general or limited partnership interest of a Person, any security the value of which is measured by beneficial interest or any security subordinated to the claim of general creditors of a Person or by which a Person is or may be bound to issue additional shares of its capital stock, membership interests or units of general or limited partnership interest, any security the value of which is measured by beneficial interest or any security subordinated to the claim of general creditors or other Equity Rights.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.


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

         "ERISA Affiliate" means any entity which together with Target or a Target Subsidiary would be treated as a single employer under Code Section 414(b) or (c).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

         "Exchange Fund" shall have the meaning set forth in Section 3.1.

         "Existing Target Options" shall have the meaning set forth in Section 2.4(a).

         "Financing" means the financing of the transactions contemplated in this Agreement.

         "Form of Election" shall have the meaning set forth in Section 7.17(a).

         "GAAP" means generally accepted accounting principles, consistently applied during the periods involved.

         "Guarantee" shall have the meaning set forth in the Preamble.

         "Hazardous Material" means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

         "Indebtedness" shall have the meaning set forth in Section 4.14(a).

         "Indemnified Party" shall have the meaning set forth in Section 7.8(a).

         "Insurance Policies" shall have the meaning set forth in Section 4.23.

         "Intellectual Property" shall mean all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof ("Patents"), (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing ("Trademarks"), (iii) copyrights and copyrightable subject matter ("Copyrights"), (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (v) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing ("Software"), (vi) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies ("Trade Secrets"), (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing, and (ix) all rights and remedies against infringement, misappropriation, or other violation thereof.

         "IRS" shall have the meaning set forth in Section 4.2(d).

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

         "Knowledge" (or words of similar import) as used with respect to Target means (a) those facts that are actually known, after due inquiry and (b) solely with respect to the Pending Acquisition Properties, those facts that are actually known by any director or executive officer of Target and as used with respect to Buyer means those facts that are actually known, after due inquiry, by the following: Thomas Quinn, Thomas G. Maira and Scott Hileman.

         "Law" means any code, law (including common law), ordinance, regulation, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

         "Letter of Transmittal" shall have the meaning set forth in Section 3.2(a).

         "Liability" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, or matured or unmatured.

         "Lien" means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, right-of-way, call right, right of first refusal, "tag" or "drag"- along right (or other restriction on transfer), security interest, title retention or other security arrangement, or, in the case of securities restrictions on voting rights, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest.

         "Litigation" means any action, arbitration, cause of action, lawsuit, complaint, claim, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

         "LP Certificate of Merger" shall have the meaning set forth in Section 1.3(b).

         "Loan Document" shall have the meaning set forth in Section 4.14(a).

         "Master Lease" shall have the meaning set forth in Section 4.9(n).

         "Match Period" shall have the meanings set forth in Section 9.1(h).

         "Material" or "material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance. The inclusion of an item in the Target Disclosure Memorandum or the Buyer Disclosure Memorandum shall not constitute an admission that the item is material.

         "Merger" shall have the meaning set forth in the Preamble.

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

         "Merger Effective Time" shall have the meaning set forth in Section 1.3(a).

         "Merger Consideration" shall have the meaning set forth in Section 3.2.

         "MGCL" shall have the meaning set forth in the Preamble.

         "OP Merger" shall have the meaning set forth in the Preamble.

         "Order" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

         "Partnership Merger Consideration" shall have the meaning set forth in
Section 3.3(a).

         "Partnership Merger Effective Time" shall have the meaning set forth in
Section 1.3(b).

         "Participation Party" shall have the meaning set forth in Section
4.9(o).

         "Party" means any of Target, Target Operating Partnership, Buyer, Buyer Acquisition Entity and Buyer Operating Partnership.

         "Paying Agent" shall have the meaning set forth in Section 3.1.

         "Pending Acquisition Properties" shall mean (i) Laurel Springs III,
(ii) Park at Clearwater Phase I and (iii) Park at Clearwater Phase II.

         "Permit" means any federal, state, local, and foreign governmental approval, consent, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

         "Permitted Title Exceptions" shall have the meaning set forth in
Section 4.9(b).

         "Person" means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

         "Post-Signing Returns" shall have the meaning set forth in Section 6.1.

         "Preferred Units" shall have the meaning set forth in Section 2.2(b).

         "Property Restrictions" shall have the meaning set forth in Section 4.9(b).

         "Proxy Statement" shall have the meaning set forth in Section 7.1(a).

         "Purchase Rights" shall have the meaning set forth in Section 4.17.

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         "Qualifying Transaction" means (i) any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (x) any direct or indirect acquisition or purchase by any Person or "Group" (other than Buyer or any of its Affiliates) of 33% or more in interest of any class of securities (including the Target OP Units (Common)) of Target or any Target Subsidiary in a single transaction or a series of related transactions, (y) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person or "Group" beneficially owning 33% or more in interest of the total outstanding class of any securities of Target or any Target Subsidiary or the filing with the SEC of a Registration Statement under the Securities Act or any statement, schedule or report under the Exchange Act in connection therewith, or (z) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Target or any Target Subsidiary (each, a "Business Combination Transaction"), including any acquisition by Target or any Target Subsidiary of a third party pursuant to a Business Combination Transaction in which the stockholders of such third party own 33% or more of any class of securities of Target or any Target Subsidiary following such Business
Combination Transaction; or (ii) any sale or lease, or exchange, transfer, license, acquisition or disposition of 50% or more of the consolidated assets of Target and its Subsidiaries; or (iii) any public announcement by or on behalf of Target, any Target Subsidiary or any of their respective Affiliates or any of their respective officers, directors, employees or Representatives of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         "Regulatory Authorities" means, collectively, the SEC, the AMEX, the FTC, the DOJ and all other federal, state, county, local or other governmental, administrative or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, tribunals or bodies having jurisdiction over the Parties and their respective Subsidiaries.

         "REIT" shall have the meaning set forth in Section 4.8(c).

         "Representative" means any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative engaged by a Person.

         "Requisite Partner Approval" means the affirmative vote or written consent, as applicable, of the holders of (a) in the case of a vote, the majority or (b) in the case of written consent, seventy-five percent (75%), of the outstanding Target OP Units.

         "Requisite Target Vote" means the affirmative vote of the holders of a majority of the outstanding shares of Target Common Stock.

         "Rights Agreement" shall have the meaning set forth in the Preamble.

         "SEC" means the United States Securities and Exchange Commission.

         "SEC Documents" means all forms, proxy statements, registration statements, reports, schedules, and other documents (including, in each case, exhibits, financial statements, schedules, annexes, amendments or supplements thereto, and any other information incorporated by

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

reference therein) filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

         "Securities Act" means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

         "Securities Laws" means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

         "Specified Target Material Adverse Effect" shall have the meaning set forth in Section 8.2(a).

         "Stock Option Plan" shall have the meaning set forth in Section 2.4(a).

         "Stockholders Meeting" means the special meeting of the stockholders of Target to be held pursuant to Section 7.1(b), including any adjournment or postponement thereof.

         "Subsidiaries" means, with respect to any Person, all those corporations, associations, or other business entities of which such Person either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

         "Superior Proposal" means an Acquisition Proposal made by any Person providing for a transaction that is reasonably capable of being consummated for all of the shares of common stock of Target and all of the Target OP Units (Common) or a purchase of all or substantially all of the assets of Target and the Target Subsidiaries which the Board of Directors of Target reasonably determines in good faith, after consultation with an independent nationally recognized investment bank and Target's outside legal advisors, to be (i) on terms more favorable from a financial point of view to Target and its stockholders (in their capacity as such) than the Mergers, taking into account such factors as the Board of Directors of Target in good faith deems relevant, including all legal, financial, regulatory and other aspects of such proposal and the terms of this Agreement (including the terms of any financing and the likelihood that the transaction would be consummated) and the identity of the Person making such proposal, (ii) not subject to any financing or due diligence condition or other related contingency, and (iii) supported by fully committed and available financing and for which such Person has received executed financing commitment letters from reputable financing sources.

         "Superior Proposal Notice" shall have the meaning set forth in Section 9.1(h).

         "Surviving Corporation" shall have the meaning set forth in Section
1.1.

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         "Surviving Partnership" shall have the meaning set forth in Section
1.1.

         "Takeover Statutes" shall have the meaning set forth in Section 4.17.

         "Target" shall have the meaning set forth in the first paragraph of this Agreement.

         "Target Benefit Plans" shall have the meaning set forth in Section 4.13(a).

         "Target Change of Recommendation" shall have the meaning set forth in
Section 7.2(b).

         "Target Common Stock" shall have the meaning set forth in the Preamble.

         "Target Contracts" means those items (i) disclosed in Sections 4.14(a), 4.14(b), 4.14(c) and 4.14(d) of the Target Disclosure Memorandum or (ii) reflected in an exhibit to Target's Form 10-K for the year ended December 31, 2005 or in any other Target SEC Report filed subsequent to such Form 10-K and prior to the date of this Agreement.

         "Target Disclosure Memorandum" means the letter entitled "Target Disclosure Memorandum," dated the date hereof, delivered to Buyer describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

         "Target Employee" shall have the meaning set forth in Section 7.7(d).

         "Target Environmental Reports" shall mean the environmental reports, audits or similar documents with respect to the environmental condition of any Target Property that are listed in Section 4.10(f) of the Target Disclosure Memorandum.

         "Target Financial Advisor" shall have the meaning set forth in Section 4.20.

         "Target Financial Statements" means (i) the audited consolidated balance sheet (including related notes and schedules, if any) of Target as of December 31, 2005, and the related audited consolidated statements of operations, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the fiscal year ended December 31, 2005, as filed by Target in SEC Documents, and (ii) the consolidated balance sheet of Target (including related notes and schedules, if any) and related statements of operations, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents (including in any SEC Documents filed subsequent to the date of this Agreement) filed with respect to periods ended subsequent to December 31, 2005 (including any periods ended subsequent to the date of this Agreement).

         "Target Material Adverse Effect" means an event, change, occurrence, effect, fact, violation, development or circumstance which, individually or together with any and all other events, changes, occurrences, effects, facts, violations, developments or circumstances, has had or is reasonably likely to have a material adverse impact on the condition (financial or otherwise), business, properties, assets, results of operations of Target and its Subsidiaries, taken as a whole, other than events, changes, occurrences, effects, facts, violations, developments or circumstances

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resulting from or relating to (A) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (B) changes in generally accepted accounting principles, (C) the direct effects of any unreasonable refusal of Buyer to grant its consent under Section 6.1 or Section 6.2, (D) changes in general economic conditions nationally or regionally, (E) changes affecting the multifamily residential industry generally, (F) the commencement, continuation or escalation of a war, material armed hostilities or another material international or national calamity or act of terrorism directly or indirectly involving or affecting the United States of America or (G) earthquakes, hurricanes, or other natural disasters or acts of God, which, in the case of each of clause (D), (E), (F) and (G), do not affect Target in a materially disproportionate manner relative to other participants in the multifamily residential industry or (ii) the ability of Target to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, including the OP Merger.

         "Target OP Agreement" means that certain Second Amended and Restated Agreement of Limited Partnership, dated as of December 1, 1997, as amended to date.

         "Target OP Units" shall have the meaning set forth in the Preamble.

         "Target OP Units (Common)" means common (as opposed to preferred) interests in the Target Operating Partnership.

         "Target OP Units (Preferred)" means preferred (as opposed to common) interests in the Target Operating Partnership.

         "Target Operating Partnership" shall have the meaning set forth in the first paragraph of this Agreement.

         "Target Property" shall have the meaning set forth in Section 4.9(a).

         "Target SEC Reports" shall have the meaning set forth in Section
4.5(a).

         "Target Severance Plan" shall mean any and all letters and arrangements between Target or any Target Subsidiary and any of its employees relating to the payment of severance obligations to such employee following termination of employment of such employee, as listed on Section 6.2(h) of the Target Disclosure Memorandum.

         "Target Subsidiaries" means the Subsidiaries of Target, which shall include the Target Subsidiaries described in Section 4.4 and any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Target in the future and held as a Subsidiary by Target at the Merger Effective Time.

         "Tax" or "Taxes" means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, escheat, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the
Code), Social Security, single business and unemployment, disability, real property, personal property,

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

registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and including any interest, penalties, and additions imposed thereon or with respect thereto.

         "Tax Protection Agreement" shall have the meaning set forth in Section 4.14(b).

         "Tax Return" means any report, return, information return, or other information supplied or required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated, combined, or unitary or similar group that includes a Party or its Subsidiaries.

         "Termination Date" shall have the meaning set forth in Section 9.1(f).

         "Termination Fee" shall have the meaning set forth in Section 9.2(b).

         "Transaction Fees and Expenses" means, with respect to Target, any actual, out-of-pocket expenses incurred solely in connection with the transactions contemplated hereby, including any fees and expenses of Target Financial Advisor and Target's outside legal advisors and any expenses incurred in connection with the printing, filing and mailing of the Proxy Statement.

         "Transfer Taxes" shall have the meaning set forth in Section 7.16.

         "Unitholder Letter of Transmittal" shall have the meaning set forth in
Section 3.3(a).

         "Voting Agreement" shall have the meaning set forth in the Preamble.

         Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

10.2     Brokers and Finders.

         Except for Target Financial Advisor as to Target, each of the Parties represents and warrants that neither it nor any of its officers, directors, or employees has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. Target hereby represents and warrants that the fees payable to Target Financial Advisor upon consummation of the transactions contemplated by this Agreement, including the Merger, are to be paid by Target and are equal to the amount set forth in Section 10.2 of the Target Disclosure Memorandum. In the event of a claim by any broker or finder based upon such Person's representing or being retained by or allegedly representing or being retained by Target, Target agrees to pay any amounts due to such Person pursuant to the resolution of any such claim and Target agrees to indemnify and hold Buyer harmless of and from any Liability in respect of any such claim. In the event of a claim by any broker or finder based upon such Person's representing or being retained by or allegedly representing or being

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

retained by Buyer, Buyer agrees to pay any amounts due to such Person pursuant to the resolution of any such claim and Buyer agrees to indemnify and hold Target harmless of and from any Liability in respect of any such claim.

10.3     Entire Agreement.

         Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein), the Confidentiality Agreement and the Guarantee constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

10.4     Amendments.

         To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Target Common Stock, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by holders of Target Common Stock without the further approval of such stockholders.

10.5     Waivers.

         (a) Prior to or at the Merger Effective Time, Buyer shall have the right to waive any Default in the performance of any term of this Agreement by Target, to waive or extend the time for the compliance or fulfillment by Target of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

         (b) Prior to or at the Merger Effective Time, Target shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Target under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Target.

         (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

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

10.6     Assignment.

         Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party, except that Buyer may assign, in whole or in part, its rights and obligations under this Agreement to any Affiliate of Buyer without the prior written consent of Target, provided that Buyer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.7     Notices.

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

          Target:                    BNP Residential Properties, Inc.
                                     301 S College Street
                                     Suite 3850
                                     Charlotte, NC 28202-6024
                                     Facsimile:  (704) 944-2039
                                     Attention:   Philip S. Payne

          Copy to Counsel:           DLA Piper Rudnick Gray Cary
                                     Six Forks Center I
                                     4700 Six Forks Road, Suite 200
                                     Raleigh, North Carolina 27609-5244
                                     Facsimile:  (919) 786-2200
                                     Attention:   Robert H. Bergdolt

          Buyer:                     c/o Babcock & Brown LP
                                     1 Dag Hammarskjold Plaza
                                     885 Second Avenue
                                     49th Floor
                                     New York, NY 10017
                                     Facsimile:  (212) 935-8949
                                     Attention:   Thomas G. Maira

                                     and

                                     Two Sound View Drive
                                     Greenwich, CT 06830-6471
                                     Facsimile:  (203) 862-4848
                                     Attention:  Thomas Quinn

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

          Copies To Counsel:         Skadden, Arps, Slate, Meagher & Flom LLP
                                     Four Times Square
                                     New York, New York
                                     Facsimile:  (212) 735-2000
                                     Attention:   Howard L. Ellin

                                     and

                                     300 South Grand Avenue
                                     Los Angeles, CA 90071-3144
                                     Facsimile: (213) 687-5600
                                     Attention: Jonathan L. Friedman

10.8     Governing Law.

         Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Maryland. The parties all expressly agree and acknowledge that the State of Maryland has a reasonable relationship to the parties and/or this Agreement.

10.9     Counterparts.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.10    Captions; Articles and Sections.

         The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.11    Interpretations.

         Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

10.12    Enforcement of Agreement.

         The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and


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provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.13    Severability.

         Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.


                            [SIGNATURE PAGE FOLLOWS]



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         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                            BNP RESIDENTIAL PROPERTIES, INC.

                            By:   /s/ Philip S. Payne
                                  Name:   Philip S. Payne
                                  Title:  Chairman


                            BNP RESIDENTIAL PROPERTIES LIMITED PARTNERSHIP

                            By:   BNP Residential Properties, Inc., its
                                  general partner

                            By:   /s/ Philip S. Payne
                                  Name:   Philip S. Payne
                                  Title:  Chairman


                            BABCOCK & BROWN BRAVO HOLDINGS LLC

                            By:   Babcock & Brown Real Estate Investments LLC,
                                 its sole member

                            By:   ____________________________________________
                                  Name:_______________________________________
                                  Title:______________________________________


                            BABCOCK & BROWN BRAVO ACQUISITION CORP.

                            By:   ____________________________________________
                                  Name:_______________________________________
                                  Title:______________________________________


                            BABCOCK & BROWN BRAVO OPERATING PARTNERSHIP LP

                            By: Babcock & Brown Bravo Acquisition Corp., its general partner

                            By:   ____________________________________________
                                  Name:_______________________________________
                                  Title:______________________________________

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                            BNP RESIDENTIAL PROPERTIES, INC.

                            By:   _____________________________________________
                                  Name:________________________________________
                                  Title:_______________________________________


                            BNP RESIDENTIAL PROPERTIES LIMITED PARTNERSHIP

                            By:   BNP Residential Properties, Inc.,
                                  its general partner

                            By:   _____________________________________________
                                  Name:________________________________________
                                  Title:_______________________________________


                            BABCOCK & BROWN BRAVO HOLDINGS LLC

                            By: Babcock & Brown Real Estate Investments LLC, its sole member

                            By:   /s/ Daniel J. Brickman
                                  Name:    Daniel J. Brickman
                                  Title:   Director


                            BABCOCK & BROWN BRAVO ACQUISITION CORP.

                            By:   /s/ Daniel J. Brickman
                                  Name:     Daniel J. Brickman
                                  Title:    Director


                            BABCOCK & BROWN BRAVO OPERATING PARTNERSHIP LP

                            By: Babcock & Brown Bravo Acquisition Corp., its general partner

                            By:   /s/ Daniel J. Brickman
                                  Name:     Daniel J. Brickman
                                  Title:    Director


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